UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ENTERCOM COMMUNICATIONS CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ENTERCOM COMMUNICATIONS CORP.

2400 Market Street, 4th Floor

Philadelphia, Pennsylvania 19103

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Entercom Communications Corp. (the “Company”) will be held at Hotel Sofitel Philadelphia, 120 S. 17th Street, Philadelphia, PA 19103 on Tuesday, May 5, 2020 at 8:30 a.m. (the “Annual Meeting”), for the following purposes:

1.	To elect three Directors, in Board Class III, for a three year term expiring at the 2023 annual meeting of shareholders or until each such Director’s successor is duly elected and qualified;

2.	To conduct an advisory vote on executive compensation;

3.	To ratify the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020; and

4.	To transact such other business as may properly come before the Annual Meeting and/or any adjournments thereof.

If you were a shareholder of record of our Class A Common Stock, par value $0.01 per share, or Class B Common Stock, par value $0.01 per share, at the close of business on March 10, 2020, you may vote at the Annual Meeting.

In the event a quorum is not present at the Annual Meeting and such meeting is adjourned to a later date at least fifteen days after the initial date of the Annual Meeting, then those shareholders who attend the adjourned meeting shall nevertheless constitute a quorum for the purpose of acting upon the matters to be considered.

By Order of the Board of Directors,

Andrew P. Sutor, IV
Secretary

Philadelphia, Pennsylvania
March 25, 2020

ENTERCOM COMMUNICATIONS CORP.

2400 Market Street, 4th Floor

Philadelphia, Pennsylvania 19103

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 5, 2020

The Annual Meeting of Shareholders of Entercom Communications Corp. will be held at Hotel Sofitel Philadelphia, 120 S. 17th Street, Philadelphia, PA 19103 on Tuesday, May 5, 2020 at 8:30 a.m.

ABOUT THIS PROXY STATEMENT

Our Board of Directors has sent you this proxy statement to solicit your vote at the 2020 Annual Meeting of Shareholders, including any adjournment or postponement thereof (the “Annual Meeting”). We will pay all expenses incurred in connection with this proxy solicitation. In addition to mailing this proxy statement to you, we have hired D.F. King & Co., Inc., a division of American Stock Transfer & Trust Company, LLC, to be our proxy solicitation agent for a fee of approximately $7,500 plus expenses. We also may make solicitations by telephone, facsimile or other forms of communication. Brokers, banks and other nominees who hold our stock for other beneficial owners will be reimbursed by us for their expenses related to forwarding our proxy materials to the beneficial owners.

In this proxy statement we summarize information that we are required to provide to you under the Securities and Exchange Commission rules. This proxy statement is designed to assist you in voting your shares. The proxy materials are first being mailed on or about March 25, 2020 to all shareholders of record of our Class A and Class B Common Stock, par value $0.01 per share, at the close of business as of March 10, 2020. Unless the context requires otherwise, all references in this proxy statement to Entercom Communications Corp., “Entercom,” “we,” “us,” “our” and similar terms, refer to Entercom Communications Corp. and its consolidated subsidiaries.

INTERNET AVAILABILITY OF PROXY MATERIAL

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 5, 2020. The Proxy Statement and Annual Report are available at www.entercom.com/investors. Select “Proxy Material.”

PROPOSALS

At the Annual Meeting, our shareholders will be asked to vote upon the following Proposals:

•

Proposal 1: Election of three Directors in Board Class III. Our Board of Directors has nominated the following persons to stand for election as Directors in Board Class III each with a three year term expiring at the 2023 Annual Meeting or until each such Director’s successor is duly elected and qualified: David J. Field, Joseph M. Field and David J. Berkman.

•	Proposal 2: Say on Pay. The Board of Directors is submitting to our shareholders, for their approval, an advisory vote on executive compensation.

•

Proposal 3: Ratification of the Selection of Independent Registered Public Accounting Firm. The Audit Committee of our Board of Directors has selected Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2020, and is proposing that the shareholders ratify such selection.

INFORMATION ABOUT VOTING

Record Holders. If you are a shareholder of record of our Class A Common Stock as of the close of business on March 10, 2020, you may vote your shares:

•

By Proxy: You may vote your shares via a toll-free telephone number (1-800-PROXIES (1-800-776-9437)) or over the Internet (www.voteproxy.com) as instructed in the Notice of Internet Availability of Proxy Materials. If you provide a proxy without indicating how you wish to vote, all of your shares will be voted at the discretion of your proxies on any matter that may be properly brought before the Annual Meeting, except to the extent such discretionary voting is not permitted by any applicable rules or regulations.

•	In Person: You may attend the Annual Meeting and vote in person.

If you are a shareholder of record of our Class B Common Stock as of the close of business on March 10, 2020, you may vote your shares:

•

By Proxy: You can vote by completing, signing and dating the enclosed proxy card and returning it to us by mail in the envelope provided. The instructions for voting are contained on the enclosed proxy card. The individuals named on the card are your proxies. They will vote your shares as you indicate. If you provide a proxy without indicating how you wish to vote, all of your shares will be voted at the discretion of your proxies on any matter that may be properly brought before the Annual Meeting, except to the extent such discretionary voting is not permitted by any applicable rules or regulations.

•	In Person: You may attend the Annual Meeting and vote in person.

You may revoke your proxy before it is voted at the meeting if you: (i) send a written notice of revocation dated after the proxy date to our Corporate Secretary; (ii) send our Corporate Secretary a later dated proxy for the same shares of Common Stock; or (iii) attend the Annual Meeting and vote in person.

The address for our Corporate Secretary is Entercom Communications Corp., 2400 Market Street, 4th Floor, Philadelphia, Pennsylvania 19103, Attention: Andrew P. Sutor, IV, Secretary.

Beneficial Holders. If you are not a shareholder of record of our Class A Common Stock and instead hold your shares in “street name” (i.e., in the name of a bank, broker or other holder of record), you may receive a Notice of Internet Availability of Proxy Materials from the holder of record containing instructions that you must follow in order for your shares to be voted. Certain of these institutions offer telephone and Internet voting.

VOTING SECURITIES

Our Amended and Restated Articles of Incorporation (the “Charter”) provide that each share of Class A Common Stock is entitled to one vote and that each share of Class B Common Stock is entitled to ten votes, except: (i) any share of Class B Common Stock not voted by either Joseph M. Field or David J. Field, in their own right or pursuant to a proxy, is entitled to one vote; (ii) the holders of Class A Common Stock, voting as a single class, are entitled to elect two Class A Directors; (iii) each share of Class B Common Stock is entitled to one vote with respect to certain “Going Private Transactions” (as defined in the Charter); and (iv) as required by law. Therefore:

•	Shareholders of our Class A Common Stock at the close of business on March 10, 2020 will be entitled to vote on Proposals 1 through 3.

•	Shareholders of our Class B Common Stock at the close of business on March 10, 2020 will be entitled to vote on Proposals 1 through 3.

At the close of business on March 10, 2020, there were 134,060,701 outstanding shares of Class A Common Stock, which include 3,486,567 shares that are either unvested restricted stock or vested but deferred shares of restricted stock (neither of which has the right to vote). As a result, as of the close of business on March 10, 2020, there were 130,574,134 shares of our outstanding shares of Class A Common Stock entitled to vote at the Annual Meeting. In addition, at the close of business on March 10, 2020, there were 4,045,199 outstanding shares of our Class B Common Stock and no outstanding shares of our Class C Common Stock. Each share of Class B Common Stock voted by Joseph M. Field or David J. Field with respect to any proposal (at the 2020 Annual Meeting) is entitled to ten votes. Holders of our Class C Common Stock, of which there are none, would not be entitled to vote on these proposals.

INFORMATION ABOUT QUORUM AND REQUIRED VOTES

The presence in person or by proxy of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter or proposal to be acted upon at the meeting shall constitute a quorum for the purposes of consideration and action on the matter or proposal. Assuming a quorum is present, votes on the proposals will be tallied as follows:

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Proposal 1: Election of three Directors in Board Class III. The three persons nominated as Directors in Board Class III receiving the most votes from all shares of Class A Common Stock and Class B Common Stock will be elected.

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Proposal 2: Say on Pay. Approval of the advisory vote on executive compensation requires the affirmative vote from a majority of the votes of all shares of Class A Common Stock and Class B Common Stock that are present in person or by proxy and are voting on such proposal.

•

Proposal 3: Ratification of the Selection of Independent Registered Public Accounting Firm. The ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2020, requires the affirmative vote from a majority of the votes of all shares of Class A Common Stock and Class B Common Stock that are present in person or by proxy and are voting on such proposal.

In the event a quorum is not present at the meeting and such meeting is adjourned to a later date at least fifteen days after the initial date of the meeting, then those shareholders who attend the adjourned meeting shall nevertheless constitute a quorum for the purpose of acting upon the matters to be considered.

Unless otherwise required by our Bylaws or by applicable law, approval of any other matter properly presented for a vote at the meeting will require the affirmative vote of a majority of the votes cast by all holders of Class A Common Stock and Class B Common Stock present in person or by proxy; provided that if any shareholders are entitled to vote thereon as a class, such approval will require the affirmative vote of a majority of the votes cast by the shareholders entitled to vote as a class who are present in person or by proxy.

Shares of our common stock represented by proxies that are marked “withhold authority” or are marked “abstain,” or which constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum. Broker non-votes occur when a nominee holding shares of our common stock for a beneficial owner has not received voting instructions from the beneficial owner and such nominee does not possess, or chooses to not exercise, discretionary authority with respect thereto.

Generally, with respect to any matter to be decided by a plurality (such as the election of Directors) or a majority of the votes cast at the meeting, proxies marked “withhold authority” or marked “abstain,” or which constitute broker non-votes will not be counted for the purpose of determining the number of votes cast at the meeting and will have no effect on the outcome of such vote.

INFORMATION TO RELY UPON WHEN CASTING YOUR VOTE

You should rely only on the information contained in this proxy statement. We have not authorized anyone to give any information or to make any representations in connection with this proxy solicitation other than those contained in this proxy statement. You should not rely on any information or representation not contained in this proxy statement. You should not infer under any circumstances that because of the delivery to you of this proxy statement there has not been a change in the facts set forth in this proxy statement or in our affairs since the date of this proxy statement. This proxy statement does not constitute a solicitation by anyone in any jurisdiction in which the solicitation is not authorized or in which the person making the solicitation is not qualified to do so or to anyone to whom it is unlawful to make a solicitation.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the accompanying material may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are not statements of historical facts, but rather reflect our current expectations concerning future results and events. You can identify these forward-looking statements by our use of words such as “anticipates,” “believes,” “continues,” “expects,” “intends,” “likely,” “may,” “opportunity,” “plans,” “potential,” “project,” “will,” and similar expressions, whether in the negative or the affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations. These forward-looking statements are subject to risks, uncertainties and other factors, some of which are beyond our control, which could cause actual results to differ materially from those forecasted or anticipated in such forward-looking statements.

You should not place undue reliance on these forward-looking statements, which reflect our view only as of the date of this proxy statement. We undertake no obligation to update these statements or publicly release the result of any revisions to these statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

PROPOSALS

PROPOSAL 1

ELECTION OF THREE DIRECTORS IN BOARD CLASS III

DESCRIPTION OF PROPOSAL

Three Directors in Board Class III will be elected at the 2020 Annual Meeting to serve until the 2023 Annual Meeting or until each such Director’s successor is duly elected and qualified. The nominees to Board Class III of our Board of Directors are David J. Field, Joseph M. Field and David J. Berkman. Each such nominee has consented to serve if elected, but should such nominee be unavailable to serve, your proxy will vote for the substitute nominee recommended by our Board of Directors.

BOARD OF DIRECTORS’ NOMINEES FOR CLASS III OF THE BOARD OF DIRECTORS

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David J. Field – Director, Chairman, President & Chief Executive Officer. David J. Field (age 56) has served as our Chairman since 2017, our Chief Executive Officer since 2002, our President since 1998, and one of our Directors since 1995. Mr. Field is our Principal Executive Officer. He also served as our Chief Operating Officer from 1996 to 2002 and Chief Financial Officer from 1992 to 1998. Mr. Field served as Vice President-Operations and Chief Financial Officer from 1992 to 1995 and Senior Vice-President-Operations and Chief Financial Officer from 1995 to 1996. Mr. Field served as Chairman of the Radio Board of the National Association of Broadcasters from 2005 to 2007. Mr. Field also currently serves on the boards of directors of the National Association of Broadcasters, the National Constitution Center, and The Wilderness Society. He has a B.A. from Amherst College and an M.B.A. from the Wharton School of the University of Pennsylvania. Mr. Field was named the 2006 and 2017 Radio Executive of the Year by Radio Ink Magazine, and a “Giant in Broadcasting” in 2017 by the International Radio & Television Society. In 2017, Mr. Field received the National Association of Broadcasters’ National Radio Award. He is a three-time recipient of Institutional Investor Magazine’s “Best CEOs in America.” Mr. Field is the son of Joseph M. Field.

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Joseph M. Field – Chairman Emeritus & Director. Joseph M. Field (age 88) founded Entercom in 1968, served as President, Chief Executive Officer and Chairman from formation until 1998, as Chief Executive Officer and Chairman from formation until 2002, as Chairman until 2017, and as a Director at all times since our inception. Before entering the broadcasting business, Mr. Field practiced law for 14 years in New York (including service as an Assistant United States Attorney for the Southern District of New York) and Philadelphia. Mr. Field served on the Board of Directors of the National Association of Broadcasters for the years 1992 through 1996. At present Mr. Field serves on the Boards of Directors of the Broadcasters’ Foundation of America, the Philadelphia Orchestra Association, the Mary Louise Curtis Bok Foundation, the Settlement Music School, the Philadelphia Chamber Music Society and the Foreign Policy Research Institute. In addition, he serves on the Advisory Board of the University of Pennsylvania’s Field Center for Children’s Policy, Practice & Research. Mr. Field has a B.A. from the University of Pennsylvania, an L.L.B. from Yale Law School and a D.M. from the Curtis Institute of Music. Mr. Field is the father of David J. Field.

•

David J. Berkman – Director and Independent Lead Director. David J. Berkman (age 57) has served as one of our Directors since the consummation of our initial public offering in January 1999 and has served as our independent Lead Director since October 2017. Since January 2000, Mr. Berkman has served as the Managing Partner of Associated Partners, LP, a private equity firm primarily engaged in telecommunications infrastructure investments. He also serves on the boards of directors of Hamilton Lane Inc., Chemimage Corporation and Franklin Square Holdings, LP. Civically, Mr. Berkman serves on the Board of Overseers of the University of Pennsylvania School of Engineering and Science. Mr. Berkman has a B.S. from the Wharton School of the University of Pennsylvania.

RECOMMENDATION OF THE BOARD OF DIRECTORS

Our Board of Directors unanimously recommends that you vote “FOR” the nominees listed above.

In nominating the present slate of Directors to be considered at the 2020 Annual Meeting, our Board and our Nominating/Corporate Governance Committee considered the following specific experience, qualifications, attributes or skills in concluding that each such nominee should continue to serve as a Director of the Company:

David J. Field has served as our Chairman of the Board since 2017, our Chief Executive Officer since 2002 and a Director since 1995. In addition to having served in various operating and financial capacities for the Company, Mr. Field has previous experience in the investment banking industry. Further, Mr. Field has experience in serving in a leadership capacity within the radio broadcast industry.

Joseph M. Field is the founder of the Company. Mr. Field had served as our Chairman of the Board since our founding in 1968 until our merger with CBS Radio in 2017. Formerly, Mr. Field served as our President/CEO for 30 years and as our CEO for 33 years.

David J. Berkman has served as one of our Directors since the consummation of our initial public offering in January 1999. Mr. Berkman presently serves as our Independent Lead Director. Mr. Berkman has served as an executive officer and director of a number of public/private companies including several directly involved in the media and communication industries. As a director of these companies, Mr. Berkman serves on various board committees.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

DESCRIPTION OF PROPOSAL

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that the Company’s shareholders have the opportunity to cast a non-binding advisory vote regarding the approval of the compensation disclosed in this proxy statement of the Company’s executive officers who are named in the Summary Compensation Table (the “Named Executive Officers”).

The Company believes that the compensation policies for the Named Executive Officers are designed to attract, motivate and retain talented executive officers and are aligned with the long-term interests of the Company’s shareholders. This advisory shareholder vote, commonly referred to as a “Say On Pay” vote, gives shareholders the opportunity to approve or not approve the compensation of the Named Executive Officers that is disclosed in this proxy statement by voting for or against the following resolution (or by abstaining with respect to the resolution):

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because your vote is advisory, it will not be binding on either the Board of Directors or the Company. The Company’s Compensation Committee will, however, consider the outcome of the shareholder vote on this proposal when making future executive compensation arrangements.

RECOMMENDATION OF THE BOARD OF DIRECTORS

Our Board of Directors unanimously recommends that you vote “FOR” the adoption of the above stated Resolution.

PROPOSAL 3

RATIFICATION OF THE SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

DESCRIPTION OF PROPOSAL

The Audit Committee of our Board of Directors has selected Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for the year ending December 31, 2020, and is proposing that the shareholders ratify such selection. Although ratification is not required by law, the Audit Committee believes that our shareholders should be given an opportunity to express their views on the subject. SEC Rule 10A-3(b)2 requires that the Audit Committee “must be directly responsible for the appointment . . . of any registered public accounting firm.” Since the Audit Committee cannot abdicate this authority to the shareholders, the ratification of the selection is not binding. Any failure of the shareholders to ratify the appointment of Grant Thornton as our independent registered public accounting firm would, however, be considered by the Audit Committee in determining whether to continue the engagement of Grant Thornton.

CHANGE OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As reported on our Current Report on Form 8-K filed on March 13, 2020 (the “Auditor 8-K”), on March 9, 2020, following an evaluation of audit fees and costs, the Audit Committee chose not to renew the engagement of PricewaterhouseCoopers LLP (“PwC”), which was serving as our independent registered public accounting firm. We notified PwC on March 9, 2020 that it would be dismissed as our independent registered public accounting firm, effective immediately. The decision to change independent registered public accounting firms was approved by the Audit Committee. We provided PwC with a copy of the Auditor 8-K and requested that PwC furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by us in the Auditor 8-K. A copy of PwC’s letter, dated March 13, 2020, was filed as Exhibit 16.1 to the Auditor 8-K.

PwC’s reports on our consolidated financial statements as of and for the fiscal years ended December 31, 2019 and 2018 did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During our two most recent fiscal years ended December 31, 2019 and 2018 and the subsequent interim period through March 9, 2020, there were (i) no disagreements, within the meaning of Item 304(a)(1)(iv) of Regulation S-K promulgated under the Exchange Act, or “Regulation S-K”, and the related instructions thereto, with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in connection with its reports and (ii) no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K and the related instructions thereto.

Our Audit Committee approved the appointment of Grant Thornton as our new independent registered public accounting firm, effective upon dismissal of PwC. During our two most recent fiscal years ended December 31, 2019 and 2018 and the subsequent interim period through March 9, 2020, neither we nor anyone acting on our behalf consulted with Grant Thornton regarding any of the matters described in Items 304(a)(2)(i) and (ii) of Regulation S-K.

It is anticipated that a representative of Grant Thornton will attend the annual meeting. Such representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions of shareholders.

INFORMATION CONCERNING INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accounting Firm Fees and Expenses. The following table sets forth the aggregate fees and expenses billed to us by PwC, our former principal accounting firm, for the years ended December 31, 2019 and December 31, 2018:

	December 31, 2019		December 31, 2018
	(amounts in thousands)
Audit Fees	$2,066	(1)	$1,743	(1)
Audit-Related Fees	—		—
Tax Fees	$131	(2)	$106	(2)
All Other Fees	$3	(3)	$3	(3)

TOTAL	$2,200		$1,852

(1)

Audit fees for professional services rendered in 2019 and 2018 included: (i) the audit of our annual financial statements and our internal control over financial reporting; (ii) reviews of the financial statements included in our Quarterly Reports on Form 10-Q; and (iii) services that only the independent registered public accounting firm can reasonably be expected to provide, including procedures related to the Form S-8 filings and the issuance of comfort letters. Amounts also included the reimbursement of expenses incurred by our accounting firm in connection with their performance of such professional services.

(2)

Tax fees for professional services rendered in 2019 and 2018 included tax consulting services rendered in connection with the acquisition of CBS Radio and the related debt refinancing and acquisition services.

(3)	Other fees included fees for a subscription service for PwC’s accounting guidance and automated disclosure checklist.

Utilization of De Minimis Approval Exemption. Zero percent of the Principal Accounting Firm Fees listed above were approved under the approval provisions of Rule 2-01(c)(7)(i)(C) of Regulation S-X.

Pre-Approval Policies. The Audit Committee maintains policies and procedures for the pre-approval of work performed by the independent registered public accounting firm since, under the amended and restated Audit Committee Charter, all auditor engagements must be approved in advance by the Audit Committee.

RECOMMENDATION OF THE BOARD OF DIRECTORS

Our Board of Directors unanimously recommends that you vote “FOR” the ratification of the selection of Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2020.

MANAGEMENT INFORMATION

BOARD OF DIRECTORS

Presently, there are ten members of our Board of Directors, including the three nominees named herein. Seven of our ten Directors are neither our officers nor employees. Our Board of Directors is classified into three Board Classes as follows:

Class I Directors (expiring at 2021 annual meeting)	David Levy, Class A Director Louise C. Kramer Stefan M. Selig Susan K. Neely

Class II Directors (expiring at 2022 annual meeting)	Mark R. LaNeve, Class A Director Sean R. Creamer Joel Hollander

Class III Directors (expiring at 2020 annual meeting)	Joseph M. Field David J. Field David J. Berkman

On March 2, 2020, our Board of Directors increased the number of Directors from nine to ten persons. Our Board then elected Louise C. Kramer to fill the vacancy created in Board Class I. Our Directors presently include:

•	David J. Field – Director, Chairman, President & Chief Executive Officer. See Proposal 1 above.

•	Joseph M. Field – Chairman Emeritus & Director. See Proposal 1 above.

•	David J. Berkman – Director and Independent Lead Director. See Proposal 1 above.

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Sean R. Creamer - Director. Sean R. Creamer (age 55) has served as one of Entercom’s directors since November 2017. Since April 2016, Mr. Creamer has been Executive Vice President, Chief Financial Officer and a member of the board of directors of Merkle Inc. Formerly, he was Executive Vice President and Chief Financial Officer of The Madison Square Garden Company (“MSG”) from 2014 to 2015. Prior to that, he served as President and Chief Executive Officer of Arbitron Inc. (now known as Nielsen Audio) from 2012 to 2014, its Executive Vice President and Chief Operating Officer from 2011-2012, and various other financial leadership positions (including Chief Financial Officer) at Arbitron beginning in 2005. Mr. Creamer has an MST (Masters of Science in Taxation) from Georgetown University and a BS in accounting from St. Joseph’s University. Mr. Creamer serves on the Board of Directors of Walden University (a wholly owned subsidiary of Laureate Education Inc.) and on the Board of Trustees of Gonzaga College High School.

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Joel Hollander - Director. Joel Hollander (age 64) has served as one of our Directors since November 2013.    Since May 2007, Mr. Hollander has been serving as President and Chief Executive Officer of 264 Echo Place Partners, an investment advisory firm. Mr. Hollander previously served as President and Chief Executive Officer of CBS Radio from 2002 until 2007. Prior to joining CBS Radio, Mr. Hollander was Chairman and Chief Executive Officer of Westwood One, a radio program syndication company. Mr. Hollander also currently serves on the Merrill Lynch Client Advisory Board, as well as on the boards of directors of The C. J. Foundation for SIDS, the Salem Red Sox, RiverSpring Health Center and the Hackensack / Meridian Hospital Network. Mr. Hollander has a B.S. in Communication and Media Studies from Indiana State University.

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Louise C. Kramer - Director. Louise C. Kramer (age 64) has served as one of our Directors since March 2020. Ms. Kramer has served as the Company’s Chief Operating Officer since May 2015. Ms. Kramer will step down as Chief Operating Officer, effective May 5, 2020, and will continue to serve an Executive Vice President of the Company until retiring upon the expiration of her employment agreement on December 31, 2020. Ms. Kramer previously served as the Company’s Station Group President from April 2013 through May 2015, one of the Company’s Regional Presidents from December 2007 through April 2013 and one of the Company’s Regional Vice Presidents from January 2000 through December 2007. Prior to joining the Company in January 2000, Ms. Kramer served as General Manager for CBS Radio in Chicago.

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Mark R. LaNeve – Class A Director. Mark R. LaNeve (age 61) has served as one of Entercom’s directors since March 2014. Since January 2015, Mr. LaNeve has been serving as Vice President, Marketing, Sales and Service U.S. & Canada of the Ford Motor Company. From August 2012 through January 2014, Mr. LaNeve served as Chief Operating Officer of Global Team Ford, an agency that serves as the marketing and advertising agency for the Ford Motor Company and the Ford and Lincoln brands on a global basis. Global Team Ford is part of the WPP Group, a multinational advertising and public relations company. Mr. LaNeve was previously with Allstate Insurance Corporation where he served as Senior Executive Vice President (January 2011–February 2012) and Chief Marketing Officer (October 2009–February 2012). Prior to joining Allstate, Mr. LaNeve was Vice President of Sales, Service and Marketing at General Motors Corporation (September 2004–January 2009). Mr. LaNeve is involved with various organizations that assist people affected by autism and sits on the board of Eton Academy for different learners in Birmingham, Michigan. He also serves on the board of Angel’s Place, a non-profit organization that provides people-centered services, including homes and professional support for adults with developmental disabilities, as well as the Autism Alliance of Michigan, which provides various services and career placement for people on the autism spectrum. Mr. LaNeve has a B.A. in Marketing from the University of Virginia.

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David Levy - Director. David Levy (age 57) has served as one of Entercom’s directors since May 2015. Since January 1, 2020, Mr. Levy has been serving as Chief Executive Officer of Back Nine Ventures LLC, an investment and investment advisory firm. From 2013 through March 2019, Mr. Levy served as President of Turner Broadcasting System, Inc. where he oversaw all creative and business activity of the Turner signature entertainment networks TBS, TNT, Turner Classic Movies, truTV, Cartoon Network, Boomerang and Adult Swim, and their digital brand extensions, as well as Turner Sports. Mr. Levy had previously served as President, Sales, Distribution and Sports for Turner since 2003. Mr. Levy has a B.S. from Syracuse University – Martin J. Whitman School of Management.

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Susan K. Neely - Director. Susan K. Neely (age 63) has served as one of Entercom’s directors since December 2018. Since September 2018, Ms. Neely has served as the President and Chief Executive Officer of the American Council of Life Insurers. Formerly, she was the President and CEO of the American Beverage Association from May 2005 through August 2018. Ms. Neely presently serves as Vice Chair of the Congressional Coalition on Adoption Institute. In addition, Ms. Neely is a director of the Global Child Nutrition Foundation. Ms. Neely holds a master’s degree in Public Administration from Drake University and a bachelor’s degree from the University of Iowa.

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Stefan M. Selig –Director. Stefan M. Selig (age 56) has served as one of Entercom’s directors since November 2017. Mr. Selig is the founder and Managing Partner of BridgePark Advisors LLC, a firm which provides personalized strategic advice on a broad range of critical business and financial issues and transaction execution. Mr. Selig served as Under Secretary of Commerce for International Trade at the U.S. Department of Commerce from June 2014 to June 2016, and during this period headed the International Trade Administration, a global bureau of more than 2,200 trade and investment professionals. During this period, he also served as the Executive Director of the Travel and Tourism Advisory Board, sat on the board of directors of the Overseas Private Investment Corporation, was a Commissioner for the Congressional Executive Commission on China and was the Executive Director of the President’s Advisory Council on Doing Business in Africa. Prior to that, he held various senior level leadership positions at Bank of America Merrill Lynch beginning in 1999, including being the Executive Vice Chairman of Global Corporate & Investment Banking from 2009 to 2014, and prior to that, he was Vice Chairman of Global Investment Banking and Global Head of Mergers & Acquisitions. Mr. Selig serves on the Board of Directors of Simon Property Group, Inc., Safehold Inc. and Tuscan Holdings Corp. Mr. Selig has an MBA from Harvard Business School and a BA from Wesleyan University.

Director Independence.

Our Board of Directors determined that each of David J. Berkman, Sean R. Creamer, Joel Hollander, Mark R. LaNeve, David Levy, Susan K. Neely and Stefan M. Selig has no material relationship with the Company and each is therefore an “independent director” as defined by Section 303A.02 of the listing standards of the New York Stock Exchange. We have not made any charitable contributions to any charitable organization in which a Director serves as an executive officer where, within the preceding three years, contributions in any single year exceeded the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues.

Committees of our Board of Directors.

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Audit Committee. The Audit Committee consists of Joel Hollander, Chairman, David J. Berkman and Sean R. Creamer. The Audit Committee met five times in 2019. The Audit Committee informally engages in discussions with management throughout the year. A copy of the Amended and Restated Audit Committee Charter is posted on our website located at www.entercom.com/investors (Select “Governance”). Each member of the Audit Committee is independent as defined in Section 303A.02 of the listing standards of the New York Stock Exchange. No audit committee member simultaneously serves on the audit committees of more than three public companies.

Audit Committee Financial Expert. Our Board of Directors has determined that Joel Hollander is an Audit Committee Financial Expert. Mr. Hollander is “independent” as such term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.

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Compensation Committee. The Compensation Committee consists of David J. Berkman, Chairman, Mark R. LaNeve and David Levy. The Compensation Committee met five times in 2019. The Compensation Committee informally engages in discussions with management throughout the year. A copy of the Amended and Restated Compensation Committee Charter is posted on our website located at www.entercom.com/investors (Select “Governance”). Each member of the Compensation Committee is independent as defined in Section 303A.02 of the listing standards of the New York Stock Exchange.

The Compensation Committee conducts a general review of our compensation plans to ensure that they meet corporate objectives, including review and approval of all compensation paid to our executive officers. The responsibilities of the Compensation Committee also include administering and interpreting the Entercom Equity Compensation Plan, including selecting the officers, employees and other qualified recipients who will be granted awards thereunder. A narrative description of our Compensation Committee’s processes and procedures for the consideration and determination of executive and Director compensation is contained in the Compensation Discussion and Analysis in this Proxy Statement.

In 2019 and 2020, the Committee utilized the services of Exequity LLP to assist in evaluating our compensation practices including those relating to our Named Executive Officers.

Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee was at any time one of our officers or employees. None of our executive officers serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as members of our Board of Directors or Compensation Committee.

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Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee consists of Joel Hollander, Chairman, Susan K. Neely and Stefan M. Selig. The Nominating/Corporate Governance Committee met four times in 2019. The Nominating/Corporate Governance Committee informally engages in discussions with management throughout the year. A copy of the Amended and Restated Nominating/Corporate Governance Committee Charter is posted on our website located at www.entercom.com/investors (Select “Governance”).

The Nominating/Corporate Governance Committee is responsible for the recommendation of criteria for selection of Board members and assisting our Board of Directors in identifying candidates. The Nominating/Corporate Governance Committee will consider nominees recommended by shareholders. Shareholders should submit any such recommendations to our Corporate Secretary. In addition, shareholders may make their own director nominations in accordance with the procedures for Shareholder Director Nominations described in this Proxy Statement under the heading “Shareholder Proposals For 2021 Annual Meeting.”

The Nominating/Corporate Governance Committee has not established any specific minimum qualifications that must be met by a Committee-recommended nominee for a position on our Board of Directors. Our Corporate Governance Guidelines provide: “In selecting a person to become a director, the Nominating/Corporate Governance Committee will consider the diversity of each potential candidate, including without limitation, diversity of background, gender, race, ethnic or national origin, age, and experience.”

The Nominating/Corporate Governance Committee identifies prospective candidates for recommendation to our Board of Directors upon recommendations from other Directors, management and our shareholders. In addition, the Nominating/Corporate Governance Committee has in the past retained the services of a professional search firm to identify prospective candidates. The Nominating/Corporate Governance Committee does not have a formal review policy for prospective Committee-recommended nominees.

Nominees David J. Field, Joseph M. Field and David J. Berkman were elected by the shareholders at the 2017 annual meeting of shareholders.

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Executive Committee. The Executive Committee consists of David J. Field, Chairman, Joseph M. Field, David J. Berkman and David Levy. The Executive Committee met once in 2019. The Executive Committee has the authority to approve acquisitions and expenditures for certain radio and radio related synergistic investments subject to pre-defined size limits.

Board Leadership Structure and Risk Oversight

Joseph M. Field served as our Chairman since our inception in 1968 through the completion of our merger with CBS Radio Inc. on November 17, 2017 (the “CBS Radio Merger”). Joseph M. Field served as our Chief Executive Officer from our inception until 2002. Upon completion of the CBS Radio Merger, David J. Field was elected as our Chairman. David J. Field was elected as our Chief Executive Officer in 2002. While the roles of CEO and Chairman were split from 2002 through 2017, we do not have a policy requiring the bifurcation of these two positions.

David J. Berkman has served as our Independent Lead Director since October 2017. The responsibilities of the Lead Director will include, but are not limited to: presiding at all meetings of the Board at which the Chairman is not present, chairing executive sessions of the Board, serving as the principal liaison between the Chairman and the independent directors, approving information sent to the Board, approving meeting agendas for the Board, and approving Board meeting schedules to ensure that there is sufficient time for discussion of all agenda items. The Lead Director shall have the authority to call meetings of the independent directors. If requested by major shareholders, the Lead Director shall ensure that he or she is available for consultation and direct communication.

As of March 10, 2020, Joseph M. Field, our Chairman Emeritus, beneficially owned 13,691,235 shares of our Class A common stock; and 2,295,949 shares of our Class B common stock, representing approximately 21.4% of the total voting power of all of our outstanding common stock. As of March 10, 2020, David J. Field, our Chairman, President and Chief Executive Officer, one of our directors and the son of Joseph M. Field, beneficially owned 2,548,016 shares of our Class A common stock and 1,749,250 shares of our Class B common stock, representing approximately 11.7% of the total voting power of all of our outstanding common stock. Joseph M. Field and David J. Field, beneficially own all outstanding shares of our Class B common stock. Other members of the Field family and trusts for their benefit also own shares of Class A common stock.

In accordance with NYSE requirements, our Audit Committee’s charter provides that it is responsible for discussing with management our policies with respect to risk assessment and risk management. In addition, our Audit Committee also discusses with management our significant risk exposures (including financial and cyber risks) and the actions management has taken to limit, monitor or control such exposures. While the Audit Committee has primary responsibility for overseeing risk management, our entire Board of Directors is actively involved in overseeing risk management for the Company. The full Board also engages in periodic discussions with our CEO, CFO, and other company officers as the board may deem appropriate. In addition, each of our board committees considers the risks within its area of responsibilities. We believe that the leadership structure of our board supports the Board’s effective oversight of the Company’s risk management.

Director Meeting Attendance.

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Committee and Board Meetings. Our Board met eight times in 2019. Each incumbent Director who served during the last full year attended at least 75% of the aggregate of the meetings of both our Board and the meetings of the committee(s) on which such Director served during 2019.

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Annual Shareholders’ Meetings. We do not maintain a policy regarding Director attendance at our Annual Meeting of shareholders. At the 2019 Annual Meeting of shareholders, all of our (then) nine directors were present.

Non-Management Directors

•	Meetings. Our non-management Directors regularly meet in executive sessions. At these meetings, David J. Berkman, as our independent Lead Director, presides.

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Communications with Non-Management Directors. We have established a process for interested parties to make their concerns known to the non-management Directors. See below under “Communications With Directors.”

Communications with Directors

We have established a mechanism to facilitate the ability of interested parties to make their concerns known to our Board of Directors, our non-management Directors or any other group or specific individual Director(s). Specifically, any interested party desiring to so communicate can either: (i) send an email to “directors” followed by the extension “@entercom.com”. In order to enable spam filtering, only email with the subject line: “ETM Board Message” will be read; or (ii) send a letter to Entercom Communications Corp., 2400 Market Street, 4th Floor, Philadelphia, Pennsylvania 19103, Attn: Director Communication. Each correspondence sent in the foregoing manner (other than mail regarding matters that are not in the province of our Board of Directors) is distributed in print form to our Directors or such other sub-group thereof as may be specified by the sender.

EXECUTIVE OFFICERS

The table below sets forth certain information regarding those persons currently serving as our Executive Officers:

NAME AND TITLE	BACKGROUND
David J. Field Chairman, President and Chief Executive Officer	See “Board of Directors” above.

Joseph M. Field Chairman Emeritus	See “Board of Directors” above.

Louise C. Kramer Chief Operating Officer	See “Board of Directors” above.

Richard J. Schmaeling Executive Vice President, and Chief Financial Officer	Richard J. Schmaeling (age 55) has served as Executive Vice President and Chief Financial Officer of Entercom since April 2017. Prior to that time, he served as Chief Financial Officer of Travel Leaders Group, LLC, the largest travel agency company in the United States since July 2016. From August 2015 through June 2016, Mr. Schmaeling was Chief Financial Officer of MediaMath, Inc., a private equity controlled advertising technology company. From January 2015 through August 2015, Mr. Schmaeling provided integration consulting to Media General, Inc., a TV and digital media company, which acquired LIN Media, LLC, a local TV and digital media provider serving 23 markets and approximately 10% of U.S. households, where Mr. Schmaeling was Chief Financial Officer from 2008 through December 2014. Mr. Schmaeling is a Certified Public Accountant and has a B.S. in Accounting from Rutgers University.

Robert Philips Chief Revenue Officer and President of Entercom Audio Networks	Robert Philips (age 56) currently serves as our Chief Revenue Officer & a Regional President (since November 17, 2017) and President of Entercom Audio Networks (since March 2020). Mr. Philips served as Chief Revenue Officer of CBS Radio Inc. since October 2016 and prior to that served as Senior Vice President and Director of Sales for all CBS Radio Inc. from July 2015 until October 2016. From 2000 until 2015, Mr. Philips was the Senior Vice President and Market Manager for CBS Radio in Baltimore. A 28 year broadcast veteran, he has served in various management roles under Sconnix Broadcasting, American Radio Systems and Infinity Broadcasting. Mr. Philips currently serves on the RAB advisory board and is an officer for the Maryland DC Delaware Broadcasters Association. Mr. Philips has a B.A. from St. Mary’s College.

Andrew P. Sutor, IV Executive Vice President, General Counsel & Secretary	Andrew P. Sutor, IV (age 47) currently serves as our Executive Vice President (since November 17, 2017), General Counsel (since January 2013) and Secretary (since January 2014). Mr. Sutor has oversight of our Legal Department, Technical Operations Department and Human Resources Department. Mr. Sutor previously served as our Senior Vice President (January 2013-November 2017), Vice President (September 2010-December 2012) and Corporate Counsel (2007-2010). Prior to joining Entercom in 2002, Mr. Sutor was an associate in the Business Law Department of Saul Ewing, LLP, a law firm based in Philadelphia, Pennsylvania. Mr. Sutor serves on the Board of Managers of the Broadcaster Traffic Consortium (BTC). Mr. Sutor has a J.D. from the Villanova University School of Law and a B.A. in both Economics and Political Science from the University of Pennsylvania.

Susan R. Larkin To be Chief Operating Officer and Executive Vice President, effective May 5, 2020	Susan R. Larkin (age 55) currently serves as a Corporate Regional President and Senior Vice President/Market Manager of our New York Market since April 2018. Effective May 5, 2020, Ms. Larkin will become our Chief Operating Officer and Executive Vice President. From October 2017 through April 2018, Ms. Larkin served as a Corporate Regional Vice President and Senior Vice President/Market Manager for our San Francisco Market. Prior to joining us in July 2017, Ms. Larkin served as Regional Vice President for Cox Media Group as well as Vice President and Market Manager in their Orlando and Jacksonville markets. Ms. Larkin currently serves as Chairperson of the Board of Directors of The Radio Advertising Bureau as well as a Director of the Board of the New York Radio Market Association. Ms. Larkin holds a B.A in Broadcast Communications from State University of New York at Oswego. Ms. Larkin has been named to Radio Ink’s Most Influential Women and Best Managers lists for each of the last five years.

TRANSACTIONS WITH RELATED PERSONS

2019 Transactions

During 2019 there were no, and currently there are no proposed, transactions in which we were or are to be a participant where the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest, which would be required to be disclosed herein pursuant to Item 404(a) of Regulation S-K.

Policies and Procedures for Review, Approval, or Ratification

Our Board of Directors, upon the recommendation of our Nominating/Corporate Governance Committee, adopted a Related Party Transactions Policy. This policy provides that Interested Transactions with Related Parties, as defined in the policy, are subject to approval or ratification.

For purposes of the policy:

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an “Interested Transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which: (i) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year; (ii) we are a participant; and (iii) any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than ten percent beneficial owner of another entity).

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a “Related Party” is any: (i) person who is or was (since the beginning of the last year for which we have filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, Director or nominee for election as a Director; (ii) beneficial owner of greater than five percent of our common stock; or (iii) immediate family members of any of the foregoing. Immediate family members include a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone not falling into one of the foregoing categories who resides in such person’s home (other than a tenant or employee).

Under this policy, our Nominating/Corporate Governance Committee reviews the material facts relating to all Interested Transactions that require the Committee’s approval and either approves or disapproves of our entry into the Interested Transaction, subject to certain exceptions. If advance approval of an Interested Transaction by the Nominating/Corporate Governance Committee is not feasible, then the Interested Transaction shall be considered and, if the Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting. In determining whether to approve or ratify an Interested Transaction, the Nominating/Corporate Governance Committee will take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction.

Standing Pre-Approval for Certain Interested Transactions

Under the policy, certain transactions are deemed to be pre-approved by the Nominating/Corporate Governance Committee, even if the aggregate amount involved will exceed $100,000. These transactions include: (i) employment of executive officers; (ii) director compensation; (iii) certain transactions with other companies; (iv) certain charitable contributions; (v) transactions where all shareholders receive proportional benefits; and (vi) transactions involving competitive bids.

COMPENSATION INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW

Our executive officer compensation programs are comprised of the following elements: (i) base salary; (ii) incentive compensation (including annual incentive bonuses of both cash and equity); and (iii) other compensation such as employee benefit plans, including our 401(k) plan, employee stock purchase plan, deferred compensation plan, health insurance and life/disability insurance. Our executive officer compensation programs are designed to motivate our executive officers to attain financial, operational and strategic objectives. These programs generally provide incentives to achieve both annual and longer-term objectives. In making executive compensation determinations, we assess both the performance of our business and the performance of our executives relative to those objectives.

Our compensation policy has been to provide competitive compensation while also seeking to align the financial goals of our executives with those of our shareholders. The Compensation Committee (or the “Committee”) of our Board of Directors selectively utilizes equity awards to further this alignment.

Our Named Executive Officers (“NEOs”) during 2019 were:

David J. Field	Chairman, President and Chief Executive Officer
Richard J. Schmaeling	Executive Vice President and Chief Financial Officer
Louise C. Kramer	Chief Operating Officer
Robert Philips	Chief Revenue Officer & President of Entercom Audio Networks
Andrew P. Sutor, IV	Executive Vice President, General Counsel and Secretary

SHAREHOLDER OUTREACH AND RESPONSIVENESS

In 2019, in addition to our regular meetings and discussions with our shareholders, we undertook expanded engagement efforts to receive shareholder feedback regarding our executive compensation programs and other matters of importance to the Company and our shareholders.

Scope of Our Outreach. During 2019, we met with all shareholders who requested discussions with us. Throughout these meetings, we requested specific feedback on any issues these shareholders had with our compensation program, our governance practices, and their thoughts on how we could address these issues.

Engagement and Response Efforts. Our shareholder engagement included top members of management. Feedback received was shared regularly with the Board, including the Committee, for review and discussion. As is described below, we took comprehensive and decisive actions in response to the input of our shareholders.

Key Issues of Discussion. In our meetings with shareholders over the past year, in addition to executive compensation, we discussed our governance record, Board leadership, composition and diversity. We summarize below what we heard from our shareholders, and how we have responded to these issues:

Shareholder Feedback Topic	Actions We Took to Address
Additional Female Representation on Our Board	In March 2020, Louise Kramer joined the Board. Upon Ms. Kramer’s addition, two of our ten directors are now women.

Board Diversity	We have amended our Corporate Governance Guidelines to provide that the Nominating/Corporate Governance Committee will consider the diversity of all potential Board candidates (including, without limitation, diversity of background, race, ethnic or national origin, age, and experience).

Shareholder Feedback Topic	Actions We Took to Address
The Use of Objective, Non-Discretionary Metrics in Our Annual Bonus Program	The 2019 bonus opportunities of our NEOs were tied 70% to pre-established, non-discretionary performance grids. The remaining 30% was tied to Company-wide performance objectives, as well as factors pertaining to each executive’s unique role and responsibilities.

Disclosure Relating to the Rigor of Goals	Our Compensation Discussion and Analysis provides substantially more details about our goals for 2019, including specific information on 2019 targets, performance, and the resulting bonus outcomes.

Share Ownership Guidelines	We added rigorous share ownership guidelines, as described fully in this Compensation Discussion and Analysis.

Compensation Clawback	We added a clawback program in 2019, as described below in this Compensation Discussion and Analysis.

Clarity of the Compensation Discussion and Analysis	This year’s Compensation Discussion and Analysis has been prepared in such a manner to provide greater specificity and clarity across all relevant aspects of the relationship between pay and performance.

CORPORATE GOVERNANCE

Entercom remains committed to sound and effective corporate governance practices. Our Board diligently exercises its oversight responsibilities with respect to the Company’s business and affairs in accordance with the highest principles of business ethics and corporate governance requirements of federal law, state law, and the NYSE.

In addition to long-standing “best practices” in corporate governance at Entercom, in response to shareholder input in our outreach process, we expanded our proxy access policy.

Example “best practice” corporate governance policies and practices embraced by Entercom include:

Key Corporate Governance Attributes
Independent Lead Director	David J. Berkman serves as our Board’s Independent Lead Director.

Significant Risk Oversight	The Board as a whole and its committees devote significant time and effort to understanding and reviewing enterprise risks. This includes oversight of the Company’s strategy and reputation, as well as a review of risks related to financial reporting, compensation practices, and cybersecurity.

Annual Director and Board Committee Performance Evaluations	The Board annually conducts a performance evaluation of all Board members, and every director fills out an evaluation form for each of the committees on which he or she serves.

Board Diversity	Entercom’s Board of ten directors includes two female directors. In response to shareholder feedback, in 2019 we amended our Corporate Governance Guidelines provide: “In selecting a person to become a director, the Nominating/Corporate Governance Committee will consider the diversity of each potential candidate, including without limitation, diversity of background, gender, race, ethnic or national origin, age, and experience.”

Code of Business Conduct and Ethics	Entercom’s Code of Business Conduct and Ethics, which describes fundamental principles, policies and procedures that shape our business and help our employees, officers and directors make ethical decisions, applies throughout our organization to all directors, officers, and other employees.

Key Corporate Governance Attributes
Corporate Governance Guidelines	Entercom’s Corporate Governance Guidelines address various governance matters, including qualification and selection of Board members, stock ownership guidelines of directors and executives, annual Board performance evaluations, and executive succession.

Environmental and Social Practices	The Company has active sustainability programs under its 1Thing® program. Moreover, the Company has taken significant steps to reduce energy consumption and waste.

No Poison Pill	Entercom does not have a “poison pill.”

BEST COMPENSATION PRACTICES

We believe firmly that it is our responsibility to follow best compensation practices. The table below highlights the compensation practices we embrace and those that we do not follow.

Things We Do	Things We Do Not Do

•   Pay for performance: The great majority of NEO pay is tied to performance conditions and/or company stock value.

•   Alignment of executive compensation with shareholder value creation: 100% of executives’ LTIs are denominated in company stock.

•   Utilize a mix of performance metrics: NEOs’ incentive pay is tied to an array of financial and individual performance.

•   Link 70% of the bonus opportunities of our NEOs in 2019 to a pre-established pay-for-performance grid that covered performance relating to Revenue and EBITDA objectives.

•   NEOs’ (other than CEO) incentives are tied to company-wide initiatives and individual performance.

•   In response to shareholder feedback, in 2019 we added rigorous stock ownership guidelines for our NEOs (The Company had pre-existing stock ownership guidelines for its directors).

•   Routinely engage with shareholders and expanded this outreach effort in 2019 to solicit more expansive feedback on our executive compensation program and our governance practices.

•   Align incentives with our business strategy.

•   In response to shareholder feedback, in 2019 we added a robust compensation clawback policy.

•   The Company has an Independent Lead Director.

•   Monitor and mitigate risks associated with our compensation programs.

•   Directors and executive officers are prohibited from hedging Company securities.

•   No repricing or cashing-out of underwater stock options or stock appreciation rights without shareholder approval.

•   No excise tax gross-ups in connection with change-in-control benefits or our executive perquisites.

•   No payment of dividends on unvested equity awards. (The Company does make a dividend equivalent payment only upon vesting).

•   No new deferrals under deferred compensation plans.

•   No payment of above-market interest on deferred compensation.

•   No excessive perquisites.

•   No defined benefit pension plan.

PROCESS FOR ESTABLISHING COMPENSATION

Our Committee reviews and approves the corporate goals and objectives with respect to the compensation of our Chief Executive Officer. Our Committee is responsible for evaluating our Chief Executive Officer’s performance in light of these goals and objectives and, based upon this evaluation, will set our Chief Executive Officer’s compensation. In addition, our Committee reviews and sets the compensation of the executive officers other than our Chief Executive Officer. Our Committee also reviews and makes recommendations to our Board regarding director compensation. Finally, our Committee reviews and makes recommendations to our Board regarding our incentive compensation and equity-based plans and arrangements. Our Committee’s duties are memorialized in its charter, which is available on our website at www.entercom.com.

Our Committee meets on a regularly scheduled basis at least two times per year, and typically more frequently as our Committee deems necessary or desirable. During 2019, the Committee met five times. In addition, members of our Committee monitor executive compensation trends and discuss compensation matters with our Chief Executive Officer, our Chief Financial Officer and among themselves informally throughout the year. This informal process facilitates the on-going monitoring of the appropriateness of our executive compensation packages and serves to prepare our Committee members for the formal meetings so that definitive compensation decisions can be more easily made at such meetings. In addition, our Committee from time to time has utilized and relied upon the analysis and recommendations of independent compensation consultants. In 2019, the Committee utilized the services of Exequity LLP to assist in evaluating our incentive pay designs and our responses to the shareholder input we received in our 2019 outreach process.

Our Committee is involved in compensation considerations throughout the year. The process for annual compensation changes and incentive compensation grants typically includes Committee deliberation as well as reports and recommendations made by management at the request of the Committee. Specifically, our Chief Executive Officer presents a report which highlights our performance as a company and the performance of our Chief Executive Officer during the preceding year, as well as compensation previously earned by senior management in prior years. Our Chief Executive Officer then provides our Committee with a recommendation for our executive officer compensation. While no formal process for determining executive compensation is prescribed in the Committee’s charter or otherwise, this informal process has evolved over time.

Once it receives and considers the various pieces of information, reports and presentations described above, our Committee then meets without our Chief Executive Officer or other management present to determine the appropriate level of compensation. Our Committee sets the compensation of our Chief Executive Officer as well as the other Named Executive Officers.

ELEMENTS OF COMPENSATION

Base Salary. In setting base salaries for our Named Executive Officers, our Committee generally considers (i) the experience, capabilities, qualities, performance record and relative effectiveness of the individual, (ii) the scope and complexity of the position, and (iii) our size relative to the revenue of other media companies. While we did not conduct formal pay benchmarking in 2019, we attempt to set base salaries at levels that are competitive in the industry and in relation to the particular job function of the executive officer.

The annual base salary is intended to reward the executive officer for the day-to-day demands, complexities and difficulties of such officer’s job. The objective is to set base salaries at levels that the Committee and the applicable executive officer believe are fair, given the job functions and their individual performance and experience in relation to those job functions. The Committee attempts to provide annual base salaries that will help to retain the executives and discourage them from seeking or accepting other employment opportunities.

Annual Incentive Compensation. The annual incentive compensation opportunities are designed to provide a meaningful motivation for executives to accomplish critical objectives over the coming year.

New for 2019—In response to shareholder feedback, 70% of our NEOs’ 2019 annual cash incentives were directly tied to a pay-for-performance grid comprised of pre-established objective goals relating to Revenues and EBITDA. The remaining 30% of the NEOs’ 2019 cash incentive opportunity was tied to targeted goals and a qualitative assessment of performance within the responsibility of each NEO. The 2019 annual incentive awards targets were maintained at either the same percentage of base salary or set dollar amount for all of our NEOs.

Our Committee set the 2019 target payout levels for the executive officers based on recommendations from the CEO (except with respect to his own level). The decision to increase or decrease cash bonuses from year to year is generally based on a variety of factors that our Committee deems appropriate, including our overall performance, the individual executive’s performance, the business environment which existed during the year and any extraordinary events that arose during the course of the year. We believe this flexibility and our history of appropriately rewarding performance provide a strong incentive to our executive officers to perform in a manner that will allow us to achieve our corporate objectives.

The Committee established the 2019 annual incentive opportunities based on a combination of factors, including each executive’s role and responsibilities, experience and skills, expected contribution to the Company and potential impact on Revenues and

EBITDA. The bonus calculation for Revenues is consistent with our GAAP reported Revenues adjusted to exclude acquisition activity. The bonus calculation for EBITDA purposes is consistent with our publicly disclosed Adjusted EBITDA measure. Throughout this Compensation, Discussion and Analysis the terms Revenue and EBITDA relate to these adjusted values.

Our NEOs’ total 2019 annual incentive opportunities were established at the following levels:

Executive	Below Threshold (% of Base Salary)	Threshold Bonus (% of Base Salary)	Target Bonus (% of Base Salary)	Maximum Bonus (% of Base Salary)
David J. Field	0%	25%	200%	400%
Richard J. Schmaeling	0%	10%	80%	160%
Louise C. Kramer	0%	9%	69%	139%
Robert Philips	0%	7%	55%	111%
Andrew P. Sutor, IV	0%	4%	32%	64%

2019 Company-Wide Financial Goals. Our Committee structured the 2019 annual cash incentive program to include a combination of company-wide, business unit and individual performance goals, as appropriate, for the NEOs. In response to shareholder input in our outreach efforts in 2019, we tied 70% of our NEOs’ 2019 annual bonus opportunities to a pre-established pay-for-performance grid covering Revenues and EBITDA. This 70% portion was based on our operating budget and our investor guidance. The operation of this 70% component was completely objective, with no discretion applied to the outcomes.

The table below reflects the Revenue and EBITDA grids covering our NEOs for the financial portion of the 2019 bonus. The Committee assigned weightings to these metrics according to each executive’s primary accountability, as follows:

Executive	Financial Goal Weighting
	Revenue Weighting	EBITDA Weighting
David J. Field	0%	100%
Richard J. Schmaeling	0%	100%
Louise C. Kramer	50%	50%
Robert Philips	75%	25%
Andrew P. Sutor, IV	0%	100%

2019 Annual Incentive Financial Goals (dollars in millions)

	Below Threshold			Threshold		Target		Maximum
	Level		Bonus Payable	Level	Bonus Payable	Level	Bonus Payable	Level	Bonus Payable
Revenues	<$	1,440	0%	$1,440	12.5%	$1,520	100%	$1,588	200%
EBITDA	<$	315	0%	$315	12.5%	$385	100%	$443	200%

2019 Financial Performance (dollars in millions)

	2019 Results		Bonus Payout %
	$	% vs. Target
Revenues	$1,477	97.4%	56.6%
EBITDA	$341	88.6%	45.3%

2019 Additional Bonus Objectives and Accomplishments. The remaining 30% of NEOs’ 2019 annual bonus opportunity was tied to the particular area of expertise and responsibilities of each executive, and their performance in achieving those objectives. These goals and accomplishments in 2019 included:

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The Company entered the podcasting business with acquisitions of Cadence 13 and Pineapple Street Media to leapfrog and become one of the top three producers in rapidly growing space. The Committee noted that the terms of these acquisitions were significantly better than other publicly announced third party podcast acquisitions.

•	The Company completed a value creating swap with Cumulus Media, Inc., adding stations in New York and Springfield in exchange for the Company’s Indianapolis cluster.

•

The Company successfully executed two debt financings, which extended the maturity on the Company’s revolver to 2024, lowered the cost of the Company’s revolver and Term B loan, pushed out the Company’s overall maturity profile and created additional covenant cushion.

•	The Company continued strong growth in the Entercom Audio Networks.

•

The Company achieved strong digital reach growth to 50,000,000 monthly active users (“MAUs”) including +53% year-over-year MAU growth of RADIO.COM and a +59% year-over-year growth of the Company’s Podcast network listenership.

•	RADIO.COM was the fastest growing audio app for 10 months in 2019 according to ComScore.

•	The Company launched RADIO.COM Rewind, a significant innovation for spoken-word radio including DVR and on-demand functionality and content sharing.

•

The Company established or expanded several strategic partnerships and distribution deals which drove smart speaker and OTT usage up 119% in 2019. The Company was (i) one of three featured partners in the initial launch of radio stations on Apple Music; (ii) the first partner to launch on Amazon Radio Skills Kit, invited by Amazon to collaborate on platform scope and development; and (iii) the only commercial broadcaster to serve as a beta partner for the new Google News audio product for Google Assistant.

•	The Company accelerated growth and client relationship development from the Company’s National Client Partnership team and local “bubble up” business.

•	The Company experienced early success with Advanced Audio which launched in late 2Q.

•	The Company created a platform to consolidate, measure and use first party data.

•	The Company continued to add and retain strong leadership talent.

•	The Company’s 2019 Adjusted EBITDA margin increased nearly 200 basis points compared to the prior year.

Determination of CEO 2019 Annual Incentive Compensation. At the beginning of calendar year 2019, our Committee identified certain goals and objectives relating to the performance of our Chief Executive Officer. Specifically, for 2019 our Committee identified the following goals and objectives as follows:

•	70% of the CEO’s annual incentive compensation for 2019 was tied to the achievement of the pre-established EBITDA goal.

•	The Company’s 2019 EBITDA performed at 88.6% of target, resulting in the financial component of Mr. Field’s 2019 bonus paying at 45.3% of the targeted level ($786,770).

•	The remaining 30% of the CEO’s annual incentive compensation for 2019 was tied to a qualitative assessment of performance and the achievement of goals relating to the following:

•	The “2019 Additional Bonus Objectives” described above in this Compensation Discussion and Analysis.

•	Achievement of 2019 business plan

•	Expense

•	BCF (or Broadcast Cash Flow)

•	Adjusted EPS (or earnings per share) and

•	Adjusted Free Cash Flow

•	Exceed peer operating performance

•	Market share

•	Exceed peer group stock performance

•	Execute Strategic Plan

•	Maintain a great leadership team and winning culture

•	Strategic leadership in evolving media landscape – making sure Entercom is positioned for success

•	Successfully pursue growth initiatives (digital, national client development, brands, sales organization, data and analytics, and revenue management)

For purposes of market performance, we considered the performance of commercial radio stations within each market where we operate. For purposes of the stock performance analysis, we considered our Radio Peers: Beasley Broadcast Group, Inc. Cumulus Media Inc. and iHeartMedia, Inc. (upon relisting); and our TV Peers: Nexstar Media Group, Inc. and Tegna, Inc.

Broadcast Cash Flow, Adjusted EBITDA, Adjusted Free Cash Flow and Adjusted Earnings per Share are “Non-GAAP Financial Measures.”

We calculate Broadcast Cash Flow (or BCF) as operating income (loss) before: depreciation and amortization; time brokerage agreement fees (income); corporate general and administrative expenses; non-cash compensation expense (which is otherwise included in station and corporate operating expenses); impairment loss; merger and acquisition costs, other expenses related to the refinancing and non-recurring expenses recognized for restructuring charges, merger and acquisition costs or similar costs, including transition and integration costs; and gain or loss on sale or disposition of assets.

We calculate Adjusted EBITDA as net income (loss) available to common shareholders, adjusted to exclude: income taxes (benefit); income from discontinued operations, net of income taxes or benefit; total other income or expense; net interest expense; depreciation and amortization; time brokerage agreement fees (income); non-cash compensation expense (which is otherwise included in station operating expenses and corporate G&A expenses); other expenses related to the refinancing; impairment loss, merger and acquisition costs, preferred stock dividends; non-recurring expense recognized for restructuring charges or similar costs, including transition and integration costs, loss on early extinguishment of debt, and gain or loss on sale or disposition of assets.

We calculate Adjusted Earnings as net income (loss) available to common shareholders adjusted to exclude: (i) income taxes (benefit) as reported, including income taxes otherwise included in income from discontinued operations; (ii) gain/loss on sale or disposal of assets, derivative instruments and investments; (iii) non-cash compensation expense; (iv) impairment loss; (v) merger and acquisition costs, and non-recurring expenses recognized for restructuring charges or similar costs, including transition and integration costs; (vi) other expenses related to refinancing; (vii) other income and (viii) gain/loss on early extinguishment of debt. For purposes of comparability, income taxes are reflected at the expected statutory federal and state income tax rate of 30% without discrete items of tax. To calculate adjusted earnings per share we divide by Weighted Average Shares - Diluted.

We calculate Net Capital Expenditures as capital expenditures, including amortizable intangibles, adjusted to subtract reimbursed tenant improvement allowances.

We calculate Adjusted Income Taxes Paid as income tax paid, adjusted to exclude taxes paid related to the gain/loss on sale or exchange of radio station assets; and taxes paid related to the gain/loss on the sale of redundant property.

•

The Committee’s determination regarding the extent to which the 30% portion of Mr. Field’s 2019 annual bonus was earned was based on the achievements described above in this Compensation Discussion and Analysis in “2019 Additional Bonus Objectives,” as well as the following factors:

•

With respect to achieving our 2019 business plan, the Committee found that the Company fell short of our 2019 financial goals other than with respect to expenses, which was achieved. In addition, the Committee noted, that second-half Adjusted EBITDA was in-line with our Board plan.

•

With respect to exceeding our peer group’s operating performance, the Committee found that the Company beat its Peer Group on spot revenue growth, but trailed on total revenue growth. Specifically, the Company’s (i) spot revenue declined 1.3%, while its markets declined 2.4%; and (ii) the Company’s total revenue was flat, while its markets were up 0.8%.

•

With respect to exceeding our peer stock price performance, the Committee found that the Company’s 2019 stock performance failed to exceed that of our public company Radio Peer (listed above) and our public company TV Peer Group (listed above).

•	With respect to executing our strategic plans, the Committee found this goal was achieved for the reasons set forth above.

•	Based on the above factors, the Committee determined that Mr. Field earned 82.4% of this portion of his 2019 bonus ($613,230).

•	The aggregate annual 2019 bonus thereby earned by Mr. Field equaled the sum of the 70% financial component ($786,770) and the 30% additional component ($613,230), for a total of $1,400,000.

This amount was payable as follows: (i) $980,000 in cash and (ii) 119,000 RSUs (with a market value of approximately $420,000) which became fully vested on March 16, 2020. This amount represents approximately 56% of the total 2019 target bonus payable pursuant to Mr. Field’s employment agreement.

Determination of Other NEOs’ 2019 Annual Incentive Compensation. The approach to determining the 70% financial bonus component for the remaining NEOs was the same as described above for the CEO (applying the relative metric weightings in the table below). The NEOs’ financial goals, level of achievement, and resulting bonus payout results for the 70% financial component were as follows:

Executive	Revenues		EBITDA		Weighted Average Payout %
	Weighting	Payout%	Weighting	Payout %
David J. Field	0%	N/A	100%	45.3%	45.3%
Richard J. Schmaeling	0%	N/A	100%	45.3%	45.3%
Louise C. Kramer	50%	56.6%	50%	45.3%	51.0%
Robert Philips	75%	56.6%	25%	45.3%	53.8%
Andrew P. Sutor, IV	0%	N/A	100%	45.3%	45.3%

Based on the same Company-wide performance results cited above in this Compensation Discussion and Analysis and the Committee’s assessment of the additional 30% bonus factor the final 2019 bonus amounts were determined at the following levels:

Executive	Total 2019 Bonus Earned
	% of Total Bonus Target	Amount
David J. Field	56%	$1,400,000
Richard J. Schmaeling	67%	$340,000
Louise C. Kramer	60%	$300,000
Robert Philips	60%	$180,000
Andrew P. Sutor, IV	89%	$133,000

As was the case with the CEO’s 2019 bonus payout, these additional NEOs’ bonuses were payable 70% in the form of cash and 30% in RSUs that become fully vested on March 16, 2020.

Equity Compensation. To promote our long-term objectives, the Entercom Equity Compensation Plan permits awards to our executive officers who are in a position to make a significant contribution to our long-term success. Such equity awards are permitted to be made in the form of nonqualified stock options, incentive stock options, stock appreciation rights and restricted stock / restricted stock unit awards.

In 2019 we granted restricted stock units (“RSUs”) to our NEOs. We awarded RSUs in order to align executive pay with shareholder value creation and to promote retention of senior executive talent. The sizes of these awards were established by the Committee with the objective of achieving the overall total target compensation positioning described above. The RSUs vest over four years.

In addition, we recently utilized the Entercom Equity Compensation Plan to facilitate short term compensation objectives. Specifically, on March 2, 2020, we granted each of our Named Executive Officers RSUs, which became fully vested on March 16, 2020, in lieu of cash as a portion of their annual bonuses.

In response to shareholder input received during our outreach process, we intend to grant a substantial percentage of the value of our 2020 long-term incentives (over 50% in the case of our CEO) in the form of performance-based awards tied to objective, multi-year performance objectives.

Other Compensation. Our Committee has provided for a number of additional elements of benefit based compensation. These components are designed to accomplish a variety of objectives including: (i) maximizing the full benefit under applicable tax regulations (e.g., our 401(k) plan); (ii) providing for the health and welfare of our executives and their families (e.g., our medical, disability and life insurance plans); (iii) conveying a level of security in the context of any possible change of control (e.g., our general severance policy as well as specific severance and change of control agreements); and (iv) providing executives with an appropriate level of perquisites (e.g., our car allowance policy).

401(k) Plan. We maintain a 401(k) Plan which is generally available to all of our full-time employees. Executive officer participation in this plan is on the same basis as our other employees. All of our Named Executive Officers participate in our 401(k) Plan.

Deferred Compensation Plans. We maintain deferred compensation plans for our corporate and station management employees as well as our non-employee directors. Under each plan, participants are permitted to defer a portion of their compensation for specific time periods. Our obligations under such plans are unsecured. Effective January 1, 2018, further contributions under these plans have been frozen beginning with any contribution elections covering the 2018 year.

Employee Benefit Plans. We have a number of benefit plans available to all of our full-time employees. These benefits include Medical Insurance, Dental Insurance, voluntary Short-Term Disability Insurance, Long-Term Disability Insurance, Life Insurance and Accidental Death and Dismemberment Insurance, a MEDEX Travel Assist Program and Vision Insurance.

Employee Stock Purchase Plan. In order to promote alignment with shareholder value creation, we maintain an Employee Stock Purchase Plan pursuant to which participating employees can purchase up to $25,000 of our Class A common stock per year at a discount of up to 15%. Purchases are made four times per year and are funded through payroll deductions.

Severance and Change-of-Control Benefits. We have a severance policy, which is applicable to all of our employees. Under this policy, full-time employees are eligible for up to fifteen weeks of severance (subject to certain requirements). Our employment agreements with each of our Named Executive Officers govern severance for those officers. In addition, Mr. Field’s employment agreement contains certain provisions that are effective upon a change of control. Mr. Field waived these provisions for purposes of the CBS Radio merger. The applicable severance and change of control provisions for each such officer are described below.

Personal Usage of Jet Card. We participate in a limited jet card program. We permit our Chairman, CEO/President, Chairman Emeritus and other executive officers approved by our CEO/President to use our jet card for personal use, subject to the terms of our Aircraft Usage Policy. Under this policy, our executives must reimburse us for all usage and other incremental charges relating to any such flight(s). While this personal usage is by definition a perquisite, as it is not generally available to all of our employees, there is no associated dollar value of compensation since the executives reimburse us for the entire cost for each personal flight.

Car Allowance. Each of our Named Executive Officers, other than Robert Philips and Andrew P. Sutor, is provided with either a car allowance or use of a company-owned vehicle.

NAMED EXECUTIVE OFFICER EMPLOYMENT AGREEMENTS AND SEVERANCE

David J. Field, Chairman, President and Chief Executive Officer. Our Principal Executive Officer is David J. Field. Mr. Field serves as our President and Chief Executive Officer pursuant to an employment agreement dated April 22, 2016, as amended on November 16, 2017, and October 11, 2018. This agreement has an initial term of four years with automatic one year extensions following the initial term unless either party provides prior notice of non-extension. Mr. Field’s agreement provides for: (i) an annual base salary and (ii) an annual cash performance-based bonus target of 200% of his annual base salary. Mr. Field’s salary for 2019 was $1,236,000. In addition, Mr. Field receives certain other benefits as provided from time to time to our senior executive officers as described above.

Termination / Severance Compensation. Mr. Field’s employment agreement may be terminated by either party. In the event that Mr. Field is terminated by us without cause (as defined in the agreement) or he resigns for good reason (as defined in his agreement) prior to the execution of a binding agreement which would result in a change in control (as defined in his agreement), if consummated, or more than two years following a change in control, subject to his execution of a release of claims against us, all of Mr. Field’s outstanding equity compensation awards that vest on the basis of our performance will become fully vested and we will pay him a lump sum payment in an amount equal to the greater of: (i) the sum of two years’ annual base salary and two times the highest annual bonus paid during the preceding three-year period, or (ii) the sum of the base salary and annual bonuses that would otherwise have been payable through the end of the then current term of the agreement. If such termination occurs (a) following the execution of a binding agreement which would result in a change in control if consummated; or (b) prior to the two-year anniversary of a change in control; in each case subject to his execution of a release of claims against us, all of Mr. Field’s outstanding equity compensation awards will become fully vested, and we will pay him a lump sum payment in an amount equal to the sum of three years’ annual base salary and three times the highest annual bonus paid to him during the preceding three-year period. We will also pay his COBRA premiums for continued health coverage, to the extent he elects such coverage, for a period of up to eighteen months. On October 11, 2018, the Company and Mr. Field agreed to amend Mr. Field’s employment agreement to remove and eliminate the concept of any tax gross-up payments upon a termination and change of control to the extent that any payments upon such termination were subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

Furthermore, in the event that Mr. Field dies or becomes disabled, then all of Mr. Field’s outstanding equity compensation awards that vest on the basis of our performance will become fully vested and we will pay him (or his estate, if applicable) a lump sum payment in an amount equal to the sum of two years’ annual base salary and two times the highest annual bonus paid during the preceding three-year period, and we will also pay his COBRA premiums for continued health coverage, to the extent he elects such coverage, for a period of up to eighteen months.

Finally, Mr. Field’s agreement also provides that in the event of a change in control where Mr. Field’s employment is terminated within 24 months thereof, all of Mr. Field’s then outstanding equity compensation awards will become fully vested and exercisable. Mr. Field waived the change in control provisions with respect to the CBS Radio merger transaction.

Richard J. Schmaeling, Executive Vice President and Chief Financial Officer. Richard J. Schmaeling serves as our Executive Vice President and Chief Financial Officer pursuant to an employment agreement dated March 30, 2017. The term of this agreement extends through April 30, 2021. Mr. Schmaeling’s agreement provides for: (i) an annual base salary; (ii) an annual cash performance-based bonus target of 80% of his annual base salary; and (iii) annual equity grants with a target of $600,000. Mr. Schmaeling’s salary for 2019 was $637,476. Mr. Schmaeling’s agreement provides for an annual base salary increase each May 1 of 3% or a greater amount as determined by the Company. Mr. Schmaeling is eligible to participate in our benefit plans generally available to our senior executive officers as described above.

Termination / Severance Compensation. In the event that Mr. Schmaeling’s employment is terminated either by the Company without “cause” (other than due to disability) or by him for “good reason,” in either case prior to the execution of a binding agreement which would result in a “change in control” (each as defined in his employment agreement) if consummated, or more than twelve months following a change in control, then subject to his execution of a general release of claims and continued compliance with the restrictive covenants and other covenants set forth in his employment agreement, Mr. Schmaeling will be entitled to receive the following severance payments and benefits: (i) continued payment of his annual base salary for one year following the date of termination; (ii) a one-time bonus payment equal to the pro-rata portion of the amount of annual bonus received for the year immediately preceding the year of termination (or target annual bonus if such termination occurs before any annual bonus has been paid); and (iii) all of Mr. Schmaeling’s then-outstanding equity awards will continue to vest through the first anniversary of the date of termination as if he had remained employed through such date.

If Mr. Schmaeling’s employment is terminated either by the Company without cause (other than due to disability) or by him for good reason, in either case, during the period commencing on the date of execution of a binding agreement which would result in a change in control, if consummated, and ending on the twelve-month anniversary of a change in control, then Mr. Schmaeling will be entitled to receive the severance payments and benefits described in the immediately preceding paragraph (subject to his execution of a general release of claims and continued compliance with the restrictive covenants and other covenants set forth in this employment agreement), except that all of Mr. Schmaeling’s then-outstanding equity awards that vest solely on the basis of time will become fully vested and immediately exercisable or settled as of the date of such termination of employment (which shall be in lieu of any continued vesting).

Louise C. Kramer, Chief Operating Officer. Louise C. Kramer serves as our Chief Operating Officer pursuant to an employment agreement dated as of July 18, 2017. The term of this agreement continues through December 31, 2020. Ms. Kramer’s agreement provides for: (i) an annual base salary; and (ii) an annual cash performance-based bonus target of $500,000. Ms. Kramer’s salary for 2019 was $721,000. In addition, Ms. Kramer is eligible to participate in our benefit plans generally available to our senior executive officers as described above.

Termination / Severance Compensation. In the event that Ms. Kramer’s employment is terminated by the Company without “cause” (other than due to disability and other than during the period commencing on the date of execution of a binding agreement which would result in a “change in control” (as defined in her employment agreement), if consummated, and ending on the twelve-month anniversary of a change in control), Ms. Kramer will be entitled to receive, as severance: (i) the continued payment of her annual base salary for twelve months following the date of termination; (ii) a one-time bonus in an amount equal to the annual incentive bonus that she was paid in the year immediately preceding the year in which the termination occurs, prorated in accordance with the number of days from January 1 to the date of such termination in the year in which such termination occurs; and (iii) all grants of equity made through the effective date of such termination will continue to vest through the period ending on the one-year anniversary of such termination, as if she had remained employed hereunder through that date.

If Ms. Kramer’s employment is terminated by the Company without cause (other than due to disability) during the period commencing on the date of execution of a binding agreement which would result in a change in control, if consummated, and ending on the twelve-month anniversary of a change in control, then Ms. Kramer will be entitled to receive the severance benefits described above and all of Ms. Kramer’s then-outstanding equity awards that vest solely on the basis of time will become fully vested and immediately exercisable or settled as of the date of such termination of employment (which shall be in lieu of any continued vesting).

Robert Philips, Chief Revenue Officer & President of Entercom Audio Networks. Robert Philips serves as our Chief Revenue Officer and President of Entercom Audio Networks pursuant to an employment agreement dated March 5, 2020. The term of this agreement continues through March 31, 2023, with automatic one-year extensions following the initial term unless either party provides prior notice of non-extension. Mr. Philips’s agreement provides for: (i) an annual base salary of $600,000; (ii) an annual cash performance-based bonus target of $325,000; and (iii) annual equity grants with a target of $225,000. Mr. Philips’s salary for 2019 was $540,750. In addition, Mr. Philips is eligible to participate in our benefit plans generally available to our senior executive officers as described above.

Termination / Severance Compensation. In the event that Mr. Philips’ employment is terminated by the Company without “cause,” (a) the Company will continue to pay Mr. Philips’ salary for one year from the effective date of termination; and (b) all grants of equity made through the effective date of such termination will continue to vest through the period ending on the one (1) year anniversary of such termination; subject to a general release acceptable to the Company and compliance with certain restrictive covenants. Finally, Mr. Philips may terminate his agreement at any time for “Good Reason” (as defined therein), in which case such termination shall be treated as a termination without cause.

In the event that Mr. Philips’ employment terminates as of March 31, 2023, or any March 31 thereafter due to a notice of non-renewal by the Company and the Company has not made an offer of continued employment at the same then current salary and bonus package, Mr. Philips will be entitled to receive, as severance, the continued payment of his annual base salary for twelve (12) months following the date of termination; subject to a general release acceptable to the Company and compliance with certain restrictive covenants.

Andrew P. Sutor, IV, Executive Vice President, General Counsel and Secretary. Andrew P. Sutor, IV serves as our Executive Vice President, General Counsel and Secretary pursuant to an employment agreement dated as of May 15, 2017, and amended on February 20, 2020. The term of this agreement continues through December 31, 2023, with automatic one-year extensions following the initial term unless either party provides prior notice of non-extension. Mr. Sutor’s agreement provides for: (i) an annual base salary of $575,000; (ii) an annual cash performance-based bonus target of $325,000; and (iii) annual equity grants with a target of $300,000. Mr. Sutor’s salary for 2019 was $472,164. In addition, Mr. Sutor is eligible to participate in our benefit plans generally available to our senior executive officers as described above.

Termination / Severance Compensation. In the event that Mr. Sutor’s employment (i) is terminated by the Company without “Cause”; or (ii) terminates as of December 31, 2023 or any December 31 thereafter due to a notice of non-renewal by the Company and the Company has not made an offer of continued employment at the same then current salary and bonus opportunity, Mr. Sutor will be entitled to receive, as severance, the continued payment of his annual base salary for twelve months following the date of termination (subject to his execution of a general release of claims and continued compliance with the restrictive covenants and other covenants set forth in his employment agreement). In addition, in the event of: a termination of his agreement without Cause, where the Company has not made a Qualified Offer, or by the Company in breach of his Agreement; then: (I) all of Mr. Sutor’s then-outstanding Company stock based rights which are subject to vesting, shall become vested, exercisable and payable with respect to all of the equity subject thereto; and (II) all of Mr. Sutor’s options and similar rights shall remain exercisable with respect to such equity for up to an additional two (2) years from the termination date, but in no event longer than for the original term of the options.

STOCK OWNERSHIP GUIDELINES

Director Stock Ownership Guidelines. Our Corporate Governance Guidelines require each of the Company’s non-employee directors to acquire and continually hold equity interests representing at least three times the annual cash retainer paid to each director by the later of: (a) the third anniversary of director service; and (b) three years from July 18, 2017. Once the required objective ownership has been achieved the target will be deemed to be continuously met regardless of future share price fluctuations and provided that the ownership of the shares utilized to meet the target are maintained.

Name Executive Officer Stock Ownership Guidelines. In response to the input of our shareholders in our outreach process, we amended our Corporate Governance Guidelines to require each of our NEOs to acquire and continually hold the following levels of Company shares:

Executive	Multiple of Annual Cash Salary
CEO	6x
Other NEOs	2x

For NEOs as of January 1, 2019, the initial test is as of such date. To the extent an NEO had not satisfied the criteria as of such date, such NEO(s) shall have until the later of: (a) the third anniversary of an individual becoming an NEO (or three years from an individual becoming our CEO with respect to the heightened six times threshold); or (b) three years from October 22, 2019. Once the required objective ownership has been achieved the target will be deemed to be continuously met regardless of future share price fluctuations or salary increases, provided that the ownership of the shares utilized to meet the target are maintained. All of our NEOs are either currently in compliance with these new guidelines, or are on track to comply within the compliance timeline.

PROHIBITION OF HEDGING OF COMPANY SECURITIES

No NEO may, directly or indirectly, hedge Company securities (that is, make an investment in another security in order to reduce the risk of a loss or gain on Company securities), whether via forward contracts, equity swaps, collars, exchange funds, or otherwise.

COMPENSATION CLAWBACK POLICY

In response to shareholder feedback in our 2019 outreach process, we added a clawback policy applicable to our executive officers. The policy provides that the Committee may require reimbursement or forfeiture of all or a portion of any incentive compensation awarded to an executive officer in the event of the following circumstances:

(1)

The Company’s financial statements are required to be restated as a result of material non-compliance with any financial reporting requirements under the federal securities laws due to an act of embezzlement, fraud, breach of fiduciary duty, misconduct, or gross negligence;

(2)

As a result of such restatement, a performance measure or specified performance target which was a material factor in determining the amount of incentive compensation previously earned by an executive is restated; and

(3)	The Committee determines in its discretion that a lower amount of incentive compensation would have been earned by such executive based upon the restated financial results.

TAX AND ACCOUNTING ISSUES RELATING TO EXECUTIVE COMPENSATION

Section 162(m) of the Code imposes limitations upon the federal income tax deductibility of certain compensation paid to our Chief Executive Officer, our Chief Financial Officer and to each of our other three most highly compensated executive officers. Under these limitations, we may deduct such compensation only to the extent that during any year the compensation paid to any such officer does not exceed $1,000,000 or meets certain limited conditions. The Committee believes that it is in our best interests to retain flexibility and discretion to make compensation awards to foster achievement of goals the Committee deems important to our success, including for example encouraging employee retention, rewarding achievement of non-quantifiable goals, and achieving progress with specific projects.

Our Committee also takes accounting considerations, including the impact of Accounting Standards Codification (“ASC”) Topic 718, into account in structuring compensation programs and determining the form and amount of compensation awarded.

EXECUTIVE OFFICER COMPENSATION

SUMMARY COMPENSATION TABLE

The following table provides summary information concerning compensation paid to or earned by our Chief Executive Officer, our Chief Financial Officer, and our next three most highly compensated executive officers (“Named Executive Officers”) for services rendered during 2019, 2018 and 2017 (the table includes data for highly compensated executive officers beginning with the year they are added to the table):

		Amounts In Dollars
Name and Principal Position	Year	Salary	Bonus (1)	Value Of Restricted Stock Awards (2)		Value Of Option Awards	Non-Equity Incentive Plan Compensation		Change in Pension Value and Non- qualified Deferred Compensation Earnings		All Other Compensation		Total
David J. Field Chairman, President and Chief Executive Officer	2019	$1,236,000	$—	$1,767,500	(3)	$—	$1,400,000	(13)		$—	$54,680	(4)	$4,458,180
	2018	$1,204,152	$1,730,000	$503,233	(3)	$—	$—			$—	$53,990	(4)	$3,491,375
	2017	$1,034,792	$—	$—		$—	$2,400,000			$—	$41,665	(4)	$3,476,457
Richard J. Schmaeling Executive VP and Chief Financial Officer	2019	$637,476	$—	$756,419	(5)	$—	$340,000	(13)		$—	$37,451	(6)	$1,771,346
	2018	$593,845	$375,000	$754,845	(5)	$—	$—			$—	$32,294	(6)	$1,755,984
	2017	$369,688	$420,000	$610,000	(5)	$—	$—			$—	$20,884	(6)	$1,420,572
Louise Kramer Chief Operating Officer	2019	$721,000	$—	$—		$—	$300,000	(13)	$		$28,736	(8)	$1,049,736
	2018	$702,422	$350,000	$—		$—	$—			$—	$30,742	(8)	$1,083,164
	2017	$587,539	$300,000	$3,423,247	(7)	$—	$—			$—	$24,603	(8)	$4,335,389
Robert Philips Chief Revenue Officer & President of Entercom Audio Networks	2019	$540,750	$—	$201,714	(9)	$—	$180,000	(13)		$—	$23,063	(10)	$945,527
	2018	$534,509	$210,000	$322,070	(9)	$—	$—			$—	$21,442	(10)	$1,088,021
	2017	$69,041	$180,000	$—		$—	$—			$—	$3,578	(10)	$252,619
Andrew P. Sutor, IV Executive VP, Secretary & General Counsel	2019	$472,164	$—	$302,568	(11)	$—	$133,000	(13)		$—	$25,451	(12)	$933,183
	2018	$458,307	$150,000	$301,938	(11)	$—	$—			$—	$22,051	(12)	$932,296
	2017	$393,750	$400,000	$244,000	(11)	$—	$—			$—	$23,772	(12)	$1,061,522

(1)	Includes amounts earned during the year and either paid in the current or subsequent year and/or recognized in the current or subsequent year under a deferred compensation plan.
(2)

Unless otherwise indicated, restricted stock units (“RSUs”), which are subject to service conditions, vest over four years as follows: (i) 50% after two years; (ii) 25% after three years; and (iii) 25% after four years.

For equity incentive plan awards that are subject to market conditions (in addition to service conditions), the fair value and expected term was determined by using the Monte Carlo simulation model, which uses certain variables such as expected volatility, a risk free interest rate and expected dividends. The Monte Carlo method begins with the fair value of the stock price on the date of grant and applies a discount based upon the probability of the stock vesting after meeting the market conditions. The fair values of the Company’s stock at the time of the November 28, 2017 grants were $12.20 per share, and after applying the valuation model discount, the values used in this chart were $9.81 per share. For more information, refer to the discussion of Share-Based Compensation included in the notes to the consolidated financial statements included in the Company’s annual report on Form 10-K.

(3)	On February 12, 2019 and May 16, 2018, Mr. Field was granted 250,000 and 64,517 RSUs, respectively, with a fair value of $7.07 and $7.80, respectively.
(4)

All other compensation includes: (i) medical insurance premiums of $33,280, $31,696 and $22,972 for 2019, 2018 and 2017, respectively; (ii) an auto allowance of $14,400, $15,000, and $14,400 for 2019, 2018 and 2017, respectively; and (iii) a Company 401K contribution of $7,000, $6,375 and $3,375 for 2019, 2018 and 2017, respectively.

(5)

On February 12, 2019, May 16, 2018 and November 28, 2017, Mr. Schmaeling was granted 106,990, 96,775 and 50,000 RSUs, respectively, with a fair value of $7.07, $7.80 and $12.20 per share, respectively.

(6)

All other compensation includes: (i) medical insurance premiums of $18,451, $18,139 and $11,486 for 2019, 2018 and 2017, respectively; (ii) an auto allowance of $12,000, $12,500 and $8,500 for 2019, 2018 and 2017, respectively; and (iii) a Company 401K contribution of $7,000, $1,094 and $547 for 2019, 2018 and 2017, respectively.

(7)	On November 28, 2017, Ms. Kramer was granted 210,945 RSUs with a fair value of $12.20 per share.

On November 28, 2017, Ms. Kramer was granted 69,649 RSUs, which are subject to market conditions (in addition to service conditions) at an average fair value of $12.20 per share ($9.81 per share, after applying the discount model described in note 2 above). The November 28, 2017 grant will vest on November 28, 2020, upon the achievement of certain performance targets. Specifically, if the share price that would result in a CAGR of the Total Shareholder Return (as defined in the agreement) at any time during the first thirty-six months of the of the agreement for the November 28, 2017 grant, minus the value of any dividends paid on each share of common stock during the period commencing on the date of the agreement, is equal to the 8%, 12% and 14% targets, then one-third of such RSUs vest at each such target level.

(8)

All other compensation includes: (i) an auto allowance of $10,800, $11,250 and $10,800 for 2019, 2018 and 2017; (ii) medical insurance premiums of $10,936, $10,829 and $9,090 for 2019, 2018 and 2017, respectively; and (iii) a Company 401K contribution of $7,000, $7,333 and $3,375 for the years 2019, 2018 and 2017, respectively.

(9)	On February 12, 2019 and May 16, 2018, Mr. Philips was granted 28,531 and 41,291 RSU’s, respectively, with a fair value of $7.07 and $7.80 per share, respectively.
(10)

All other compensation includes: (i) medical insurance premiums of $16,253, $16,112 and $1,849 for 2019, 2018 and 2017, respectively; and (ii) a Company 401K contribution of $6,810, $4,817 and $1,729 for 2019, 2018 and 2017, respectively.

(11)	On February 12, 2019, May 16, 2018, and November 28, 2017, Mr. Sutor was granted 42,796, 38,710 and 20,000 RSUs, respectively, with a fair value of $7.07, $7.80 and $12.20 per share, respectively.
(12)

All other compensation includes: (i) medical insurance premiums of $18,451, $17,539 and $20,139 for 2019, 2018 and 2017, respectively; and (ii) a Company 401K contribution of $7,000, $4,094 and $3,219 for 2019, 2018 and 2017, respectively.

(13)

Our Compensation Committee awarded our Named Executive Officers bonuses for services performed during the fiscal year. The bonus was for services performed during the fiscal year pursuant to awards under non-equity incentive plans.    On March 2, 2020, our Compensation Committee awarded: (i) Mr. Field a bonus of $1,400,000 payable as follows: (a) $980,000 in cash; and (b) 119,000 RSUs (with a market value of approximately $420,000) which will become fully vested on March 16, 2020; (ii) Mr. Schmaeling a bonus of $340,000 payable as follows: (a) $238,000 in cash; and (b) 29,000 RSUs (with a market value of approximately $102,000) which will become fully vested on March 16, 2020; (iii) Ms. Kramer a bonus of $300,000 payable as follows: (a) $210,000 in cash; and (b) 25,000 RSUs (with a market value of approximately $90,000) which will become fully vested on March 16, 2020; (iv) Mr. Philips a bonus of $180,000 payable as follows: (a) $126,000 in cash; and (b) 15,000 RSUs (with a market value of approximately $54,000) which will become fully vested on March 16, 2020; and (v) Mr. Sutor a bonus of $133,000 payable as follows: (a) $93,100 in cash; and (b) 11,000 RSUs (with a market value of approximately $39,900) which will become fully vested on March 16, 2020.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides summary information concerning equity compensation awards granted to each of our Named Executive Officers during 2019:

Grants of Plan-Based Awards
	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (3)			Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: Number Of Shares Of Stock		All Other Stock Awards: Number Of Securities Underlying	Exercise Or Base Price Of Option	Fair Value Of Award On Date Of
Name	Date	Threshold	Target	Maximum	Target	Or Units		Option	Awards	Grant
		($)			(#)				($/Share)	($/Share)
David J. Field	2/12/2019	$—	$—	$—	—	250,000	(1)	—	$—	$7.07	(2)
	3/2/2020	$310,143	$2,481,143	$4,962,286	—	—		—	$—	$—
Richard J. Schmaeling	2/12/2019	$—	$—	$—	—	106,990	(1)	—	$—	$7.07	(2)
	3/2/2020	$63,759	$510,068	$1,020,137	—	—		—	$—	$—
Louise Kramer	3/2/2020	$62,500	$500,000	$1,000,000	—	—		—	$—	$—
Robert Philips	2/12/2019	$—	$—	$—	—	28,531	(1)	—	$—	$7.07	(2)
	3/2/2020	$37,500	$300,000	$600,000	—	—		—	$—	$—
Andrew P. Sutor, IV	2/12/2019	$—	$—	$—	—	42,796	(1)	—	$—	$7.07	(2)
	3/2/2020	$18,750	$150,000	$300,000	—	—		—	$—	$—

(1)	The RSUs granted on February 12, 2019 vest over four years as follows: (a) 50% on March 1, 2021; (b) 25% on March 1, 2022; and (c) 25% on March 1, 2023.
(2)

The fair value was determined by using the value of our stock price on the date of grant. For more information, refer to the discussion of Share-Based Compensation included in the notes to the consolidated financial statements included in the Company’s annual report on Form 10-K.

(3)	All information pertains to our annual incentive bonus plan.

NARRATIVE DISCLOSURES

Employment Agreements

David J. Field. Mr. Field serves as our President and Chief Executive Officer pursuant to an employment agreement dated April 22, 2016, as amended on November 16, 2017 and October 11, 2018. This agreement has an initial term of four years with automatic one year extensions following the initial term unless either party provides prior notice of non-extension. Mr. Field’s agreement provides for: (i) an annual base salary and (ii) an annual cash performance-based bonus target of 200% of his annual base salary. Mr. Field’s salary for 2019 was $1,236,000. Under this agreement, Mr. Field will also receive certain other benefits as provided from time to time to our senior executive officers. Mr. Field’s employment agreement contains provisions which apply in the event of a termination or change of control. On October 11, 2018, the Company and Mr. Field agreed to amend Mr. Field’s employment agreement to remove and eliminate the concept of any tax gross-up payments upon a termination and change of control to the extent that any payments upon such termination were subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. See below under the heading “Termination or Change-In-Control Payments.”

Richard J. Schmaeling. Mr. Schmaeling serves as our Executive Vice President and Chief Financial Officer pursuant to an employment agreement dated March 30, 2017. The term of this agreement extends through April 30, 2021. Mr. Schmaeling’s agreement provides for: (i) an annual base salary; (ii) an annual cash performance-based bonus target of 80% of his annual base salary; and (iii) annual equity grants with a target of $600,000. Mr. Schmaeling’s salary for 2019 was $637,476. Under this agreement, Mr. Schmaeling will also receive certain other benefits as provided from time to time to our senior executive officers. Mr. Schmaeling’s employment agreement contains provisions which apply in the event of a termination or change of control. See below under the heading “Termination or Change-In-Control Payments.”

Louise C. Kramer. Louise C. Kramer serves as our Chief Operating Officer pursuant to an employment agreement dated as of July 18, 2017. Ms. Kramer will step down as Chief Operating Officer, effective May 5, 2020, and will continue to serve as an Executive Vice President of the Company until retiring upon the expiration of her employment agreement on December 31, 2020. Ms. Kramer’s agreement provides for: (i) an annual base salary; and (ii) an annual cash performance-based bonus target of $500,000. Ms. Kramer’s salary for 2019 was $721,000. Under this agreement, Ms. Kramer will also receive certain other benefits as provided from time to time to our senior executive officers. Ms. Kramer’s employment agreement contains provisions which apply in the event of a termination or change of control. See below under the heading “Termination or Change-In-Control Payments.”

Robert Philips. Mr. Philips serves as our Chief Revenue Officer and President of Entercom Audio Networks pursuant to an employment agreement dated March 5, 2020. The term of this agreement continues through March 31, 2023, with automatic one-year extensions following the initial term unless either party provides prior notice of non-extension. This agreement provides for: (i) an annual base salary of $600,000; (ii) an annual cash performance-based bonus target of $325,000; and (iii) annual equity grants with a target of $225,000. Mr. Philips’s salary for 2019 was $540,750. Under this agreement, Mr. Philips will also receive certain other benefits as provided from time to time to our senior executive officers. Mr. Philips’ employment agreement contains provisions which apply in the event of a termination or change of control. See below under the heading “Termination or Change-In-Control Payments.”

Andrew P. Sutor, IV. Mr. Sutor serves as our Executive Vice President, General Counsel and Secretary pursuant to an employment agreement dated as of May 15, 2017 and amended on February 20, 2020. The term of this agreement continues through December 31, 2023 with automatic one-year extensions following the initial term unless either party provides prior notice of non-extension. Mr. Sutor’s agreement provides for: (i) an annual base salary of $575,000; (ii) an annual cash performance-based bonus target of $325,000; and (iii) annual equity grants with a target of $300,000. Mr. Sutor’s salary for 2019 was $472,164. Under this agreement, Mr. Sutor will also receive certain other benefits as provided from time to time to our senior executive officers. Mr. Sutor’s employment agreement contains provisions which apply in the event of a termination or change of control. See below under the heading “Termination or Change-In-Control Payments.”

2019 Equity Awards

David J. Field. On February 12, 2019, our Committee awarded Mr. Field an equity award of 250,000 RSUs which vest 50% on February 12, 2021, 25% on February 12, 2022 and 25% on February 12, 2023.

Richard J. Schmaeling. On February 12, 2019, our Committee awarded Mr. Schmaeling an equity award of 106,990 RSUs which vest 50% on February 12, 2021, 25% on February 12, 2022 and 25% on February 12, 2023.

Louise C. Kramer. Ms. Kramer did not receive any equity compensation grants in 2019.

Robert Philips. On February 12, 2019, our Committee awarded Mr. Philips an equity award of 28,531 RSUs which vest 50% on February 12, 2021, 25% on February 12, 2022 and 25% on February 12, 2023.

Andrew P. Sutor, IV. On February 12, 2019, our Committee awarded Mr. Sutor an equity award of 42,796 RSUs which vest 50% on February 12, 2021, 25% on February 12, 2022 and 25% on February 12, 2023.

TERMINATION OR CHANGE-IN-CONTROL PAYMENTS

Assuming a termination by us without cause on December 31, 2019 (assuming current employment compensation agreements were in place), our Named Executive Officers would be entitled to the following amounts:

NEO:	Amount
David J. Field	$7,346,160
Richard J. Schmaeling	$995,750
Louise C. Kramer	$1,053,430
Robert Philips	$551,565
Andrew P. Sutor, IV	$575,000

David J. Field. Mr. Field’s employment agreement may be terminated by either party. In the event that Mr. Field is terminated by us without “cause” (as defined in the agreement) or he resigns for “good reason” (as defined in his agreement) prior to the execution of a binding agreement which would result in a “change in control” (as defined in his agreement), if consummated, or more than two years following a change in control, subject to his execution of a release of claims against us, all of Mr. Field’s then outstanding equity compensation awards that vest on the basis of our performance will become fully vested and we will pay him a lump sum payment in an amount equal to the greater of: (i) the sum of two years’ annual base salary and two times the highest annual bonus paid during the preceding three-year period and (ii) the sum of the base salary and annual bonuses that would otherwise have been payable through the end of the then current term of the agreement. If such termination occurs following the execution of a binding agreement which would result in a change in control, if consummated on or prior to the two-year anniversary of a change in control, subject to his execution of a release of claims against us, all of Mr. Field’s outstanding equity compensation awards will become fully vested, and we will pay him a lump sum payment in an amount equal to the sum of three years’ annual base salary and three times the highest annual bonus paid to him during the preceding three-year period. We will also pay his COBRA premiums for continued health coverage, to the extent he elects such coverage, for a period of up to eighteen months.

Furthermore, in the event that Mr. Field dies or becomes disabled, then all of Mr. Field’s outstanding equity compensation awards that vest on the basis of our performance will become fully vested and we will pay him (or his estate, if applicable) a lump sum payment in an amount equal to the sum of two years’ annual base salary and two times the highest annual bonus paid during the preceding three-year period, and we will also pay his COBRA premiums for continued health coverage, to the extent he elects such coverage, for a period of up to eighteen months.

Richard J. Schmaeling. In the event that Mr. Schmaeling’s employment is terminated either by the Company without “cause” (other than due to disability) or by him for “good reason,” in either case prior to the execution of a binding agreement which would result in a “change in control” (each as defined in his employment agreement) if consummated, or more than twelve months following a change in control, then subject to his execution of a general release of claims and continued compliance with the restrictive covenants and other covenants set forth in his employment agreement, Mr. Schmaeling will be entitled to receive the following severance payments and benefits: (i) continued payment of his annual base salary for one year following the date of termination; (ii) a one-time bonus payment equal to the pro-rata portion of the amount of annual bonus received for the year immediately preceding the year of termination (or target annual bonus if such termination occurs before any annual bonus has been paid); and (iii) all of Mr. Schmaeling’s then-outstanding equity awards will continue to vest through the first anniversary of the date of termination as if he had remained employed through such date.

If Mr. Schmaeling’s employment is terminated either by the Company without cause (other than due to disability) or by him for good reason, in either case, during the period commencing on the date of execution of a binding agreement which would result in a change in control, if consummated, and ending on the twelve-month anniversary of a change in control, then Mr. Schmaeling will be entitled to receive the severance payments and benefits described in the immediately preceding paragraph (subject to his execution of a general release of claims and continued compliance with the restrictive covenants and other covenants set forth in his employment agreement), except that all of Mr. Schmaeling’s then-outstanding equity awards that vest solely on the basis of time will become fully vested and immediately exercisable or settled as of the date of such termination of employment (which shall be in lieu of any continued vesting).

Louise C. Kramer. In the event that Ms. Kramer’s employment is terminated by the Company without “cause” (other than due to disability and other than during the period commencing on the date of execution of a binding agreement which would result in a “change in control” (as defined in her employment agreement), if consummated, and ending on the twelve-month anniversary of a change in control), Ms. Kramer will be entitled to receive, as severance: (i) the continued payment of her annual base salary for twelve months following the date of termination; (ii) a one-time bonus in an amount equal to the annual incentive bonus that she was paid in the year immediately preceding the year in which the termination occurs, prorated in accordance with the number of days from January 1 to the date of such termination in the year in which such termination occurs; and (iii) all grants of equity made through the effective date of such termination will continue to vest through the period ending on the one-year anniversary of such termination, as if she had remained employed hereunder through that date.

If Ms. Kramer’s employment is terminated by the Company without cause (other than due to disability) during the period commencing on the date of execution of a binding agreement which would result in a change in control, if consummated, and ending on the twelve-month anniversary of a change in control, then Ms. Kramer will be entitled to receive the severance benefits described above and all of Ms. Kramer’s then-outstanding equity awards that vest solely on the basis of time will become fully vested and immediately exercisable or settled as of the date of such termination of employment (which shall be in lieu of any continued vesting).

Robert Philips. In the event that Mr. Philips’ employment is terminated by the Company without “cause,” (a) the Company will continue to pay Mr. Philips’ salary for one year from the effective date of termination; and (b) all grants of equity made through the effective date of such termination will continue to vest through the period ending on the one (1) year anniversary of such termination; subject to a general release acceptable to the Company and compliance with certain restrictive covenants. Finally, Mr. Philips may terminate his agreement at any time for “Good Reason” (as defined therein), in which case such termination shall be treated as a termination without cause.

In the event that Mr. Philips’ employment terminates as of March 31, 2023 or any March 31 thereafter due to a notice of non-renewal by the Company and the Company has not made an offer of continued employment at the same then current salary and bonus package, Mr. Philips will be entitled to receive, as severance, the continued payment of his annual base salary for twelve (12) months following the date of termination; subject to a general release acceptable to the Company and compliance with certain restrictive covenants.

Andrew P. Sutor, IV. In the event that Mr. Sutor’s employment (i) is terminated by the Company without “cause” (other than due to disability); or (ii) terminates as of December 31, 2023 or any December 31 thereafter due to a notice of non-renewal by the Company and the Company has not made an offer of continued employment at the same then current salary and bonus opportunity (a “Qualified Offer”), Mr. Sutor will be entitled to receive, as severance, the continued payment of his annual base salary for twelve months following the date of termination (subject to his execution of a general release of claims and continued compliance with the restrictive covenants and other covenants set forth in his employment agreement). In addition, in the event of: a termination of his agreement without Cause, where the Company has not made a Qualified Offer, or by the Company in breach of his Agreement; then: (i) all of Mr. Sutor’s then-outstanding Company stock based rights which are subject to vesting, shall become vested, exercisable and payable with respect to all of the equity subject thereto; and (ii) all of Mr. Sutor’s options and similar rights shall remain exercisable with respect to such equity for up to an additional two (2) years from the termination date, but in no event longer than for the original term of the options.

OUTSTANDING EQUITY AWARDS TABLE

The following table provides summary information concerning outstanding equity awards as of December 31, 2019 for each of our Named Executive Officers:

Outstanding Equity Awards As Of December 31, 2019
	Option Awards					Stock Awards
Equity
Incentive
									Equity		Plan Awards:
			Equity						Incentive		Market or
			Incentive						Plan Awards:		Payout
			Plan						Number		Value of
			Awards:			Number		Market	of Unearned		Unearned
			Number of			of Shares		Value of	Shares,		Shares,
	Number of	Number of	Securities			Or Units		Shares or	Units or		Units or
	Securities	Securities	Underlying			of Stock		Units of	Other		Other
	Underlying	Underlying	Unexercised			That		Stock	Rights		Rights
	Unexercised	Unexercised	Unearned	Option	Option	Have		That	That		That
	Options	Options	Options	Exercise	Expiration	Not		Have Not	Have Not		Have Not
Name	Exercisable	Unexercisable	Unexercisable	Price	Date	Vested		Vested (1)	Vested		Vested (1)
	(#)			($)		(#)		($)	(#)		($)
David J. Field						370,767	(2)	$1,720,359			$
Richard Schmaeling						228,765	(3)	$1,061,470	—		$—
Louise Kramer						120,472	(4)	$558,990	69,649	(4)	$323,171
Robert Philips						81,150	(5)	$376,536	—		$—
Andrew P. Sutor, IV						95,506	(6)	$443,148	—		$—

(1)

For purposes of computing the market value of the equity awards, the Company used the number of units reflected in the previous column, multiplied by the closing price of the Company’s stock of $4.64 on December 31, 2019.

(2)

For Mr. Field, his RSUs vest as follows: 32,259 RSUs that vest on 3/1/2020; 56,250 RSUs that vest on 4/22/2020; 141,129 RSUs that vest on 3/1/2021; 78,629 RSUs that vest on 3/1/2022; and 62,500 RSUs that vest on 3/1/2023.

(3)	For Mr. Schmaeling, his RSUs vest as follows: 60,888 RSUs on 3/1/2020; 90,189 RSUs on 3/1/2021; 50,941 RSUs on 3/1/2022; and 26,747 RSUs on 3/1/2023.
(4)

For Ms. Kramer, her RSUs vest as follows: 15,000 RSUs on 2/10/2020; 12,500 RSUs on 3/1/2020; 40,236 RSUs on 11/18/2020; 12,500 RSUs on 3/1/2021; and 40,236 RSUs on 11/18/2021. For those RSUs that vest under equity compensation plans that are excluded from column g, the following is the vesting schedule: 69,649 RSUs that vest on 11/28/2020.

(5)

For Mr. Philips, his RSUs vest as follows: 3,885 RSUs on 2/18/2020; 3,577 RSUs on 2/23/2020; 20,646 RSUs on 3/1/2020; 289 RSUs on 4/3/2020; 3,577 RSUs on 2/23/2021; 24,589 RSUs on 3/1/2021; 17,455 RSUs on 3/1/2022, and 7,132 RSUs on 3/1/2023.

(6)	For Mr. Sutor, his RSUs vest as follows: 4,000 RSUs on 2/10/2020; 24,356 RSUs on 3/1/2020; 36,075 RSUs on 3/1/2021; 20,376 RSUs on 3/1/2022; and 10,699 RSUs on 3/1/2023.

OPTION EXERCISE AND STOCK VESTED TABLE

The following table provides certain information concerning the exercise of options and the vesting of restricted stock units during 2019 for each of our Named Executive Officers:

Option Exercises and Stock Vested
	Option Awards		Stock Awards
	Number
	of Shares	Value	Number	Value
	Acquired	Realized	of Shares	Realized
	on	on	Acquired	on
Name	Exercise	Exercise	on Vesting	Vesting
	(#)	($)	(#)	($)
David J. Field	140,000	$994,000	375,000	$2,401,313
Richard Schmaeling	—	$—	25,000	$154,000
Louise Kramer	—	$—	145,057	$808,329
Robert Philips	—	$—	9,436	$68,925
Andrew P. Sutor, IV	—	$—	17,125	$112,169

NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table provides certain information concerning nonqualified deferred compensation activity during 2019 for each of our Named Executive Officers:

Nonqualified Deferred Compensation
	(amounts in dollars)
	Aggregate	Executive				Aggregate
	Balance	Contributions			Aggregate	Balance
	As of	in 2019	Company	Aggregate	Withdrawals	As of
	December 31,	Calendar	Contributions	Earnings	or	December 31,
Name	2018	Year (1)	in 2019	in 2019 (2)	Distributions	2019 (3)
David J. Field	$—	$—	$—	$—	$—	$—
Richard Schmaeling	$—	$—	$—	$—	$—	$—
Louise Kramer	$3,662,339	$—	$—	$819,649	$—	$4,481,988
Robert Philips	$58,307	$—	$—	$12,293	$—	$70,600
Andrew P. Sutor, IV	$25,862	$—	$—	$7,676	$—	$33,538

(1)	Under the Company’s nonqualified deferred compensation plan, the type of compensation that can be deferred is base compensation and bonus.
(2)

The Company determines earnings by providing the employee with a phantom account at a third party who offers a selection of mutual funds. Aggregate earnings are based upon the performance of the mutual funds.

(3)	The employee or their designated beneficiaries are allowed withdrawals based upon certain events, such as death, disability or termination of employment.

CEO PAY RATIO DISCLOSURE

Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, presented below is the ratio of annual total compensation David J. Field, the Company’s Chief Executive Officer, to the annual total compensation of the Company’s median employee (excluding the CEO).

In accordance with Instruction 2 to Item 402(u) of Regulation S-K, in calculating our pay ratio for 2019, we used the same median employee that was identified in 2018 as there has been no change in our employee population or employee compensation arrangements that we reasonably believe would significantly impact our pay ratio disclosure. We calculated the total annual compensation of the median employee for 2019 using the same methodology we used to calculate the total annual compensation for our CEO in the Summary Compensation Table above.

Mr. Field, our CEO, had total compensation of $4,458,180, as reflected in the Summary Compensation Table above. We estimate that:

(i)    the median of the 2019 total compensation for all employees of the Company and its consolidated subsidiaries, other than our CEO, was $50,919 (the “Median Compensation”); and

(iii)    the ratio of our CEO’s 2019 total compensation to the Median Compensation was approximately 88 to 1.

We note that, due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below. In this summary, we refer to the employee who received the Median Compensation as the “Median Employee.”

For purposes of this disclosure, the date used to identify the Median Employee was December 27, 2019 (the “Determination Date”). As of the Determination Date, our total population consisted of 7,328 employees (excluding the CEO), of which all were located in the United States.

For purposes of this pay ratio disclosure, Median Compensation was calculated by totaling for our Median Employee all applicable elements of compensation for 2019 in accordance with item 402(c) (2)(x) of Regulation S-K. To identify the Median Employee, we measured total compensation using our payroll and employment records as reported on each employee’s summary payroll register for the period from January 1, 2019 through December 27, 2019. For those full-time employees who were on the payrolls as of the Determination Date and had been hired during the year, we annualized their compensation for the period from January 1, 2019 through December 27, 2019. We did not utilize any statistical sampling or cost-of-living adjustments for purposes of this pay ratio disclosure. We did not apply any exclusions of employee wages or employees.

DIRECTOR COMPENSATION

Our Non-employee Director Compensation Policy provides for the following:

Cash Compensation:	Annual Board Retainer	$80,000 per year.
Committee Non-chair / Membership Fee:
	Audit Committee	$20,000 per year
	Compensation Committee	$15,000 per year
	Nominating/Corporate Governance Committee	$10,000 per year
Committee Chair / Membership Fee
	Audit Committee Chair	$35,000 per year
	Compensation Committee Chair	$25,000 per year
	Nominating/Corporate Governance Chair	$15,000 per year
	Independent Lead Director	$25,000 per year
Equity Compensation:		$120,000 in restricted stock units.

Cash Compensation is paid in equal quarterly installments. Equity Compensation is granted promptly following the Annual Meeting of Shareholders and vests after one year.

The following table provides summary information concerning compensation paid to or earned by each of our Directors (other than our CEO and COO whose compensation is set forth in the Summary Compensation Table) for services rendered during 2019:

Director Compensation
	(amounts in dollars)
							Change in
							Pension
	Fees						Value and
	Earned		Awards Of			Non-Equity	Nonqualified
	or Paid		Restricted		Awards	Incentive	Deferred	All
	in		Stock		Of	Plan	Compensation	Other
Name	Cash (1)		Units		Options	Compensation	Earnings	Compensation		Total
Joseph M. Field	$—	(2)	$122,309	(4)	$—	$—	$—	$121,182	(3)	$243,491
David Berkman	$160,000		$122,309	(4)	$—	$—	$—	$—		$282,309
Sean R. Creamer	$100,000		$122,309	(4)	$—	$—	$—	$—		$222,309
Joel Hollander	$145,000		$122,309	(4)	$—	$—	$—	$—		$267,309
Mark R. LaNeve	$95,000		$122,309	(4)	$—	$—	$—	$—		$217,309
David Levy	$90,000		$122,309	(4)	$—	$—	$—	$—		$212,309
Susan K. Neely	$81,083		$122,309	(4)	$—	$—	$—	$—		$203,392
Stefan Selig	$90,000		$122,309	(4)	$—	$—	$—	$—		$212,309

(1)	Non-employee Directors receive their annual fee of $80,000 in cash. Additional fees are paid to non-employee Directors for committee participation.
(2)	Mr. Field is an employee of the Company and does not receive compensation for services as a Director, (including compensation under the Company’s Non-Employee Director Compensation Policy).
(3)

Under an employment agreement with the Company, Mr. Field’s other compensation primarily includes: (i) a base salary of $80,000; (ii) medical insurance premiums of $26,597; (iii) an auto allowance of $14,400; and (iv) a 401K contribution of $185.

(4)

On May 21, 2019, the Directors each received 19,231 RSUs at a grant date fair value of $6.36 per share that vest over a four-year period (50% in year two, 25% in year three and 25% in year four). The compensation expense for this award is reflected in this column.

EQUITY COMPENSATION PLANS

The following table sets forth, as of December 31, 2019, the number of securities outstanding upon the exercise of outstanding options under our equity compensation plan, the weighted average exercise price of such securities and the number of securities available for grant under these plans:

Equity Compensation Plan Information as of December 31, 2019
	(a)	(b)	(c )
Number Of
	Number Of	Weighted	Securities
	Shares To Be	Average	Remaining
	Issued Upon	Exercise	Available For
	Exercise Of	Price Of	Future Issuance
	Outstanding	Outstanding	Under Equity
	Options,	Options,	Compensation
	Warrants	Warrants	Plans (Excluding
Plan Category	And Rights	And Rights	Column (a))
Equity Compensation Plans Approved by Shareholders:
Entercom Equity Compensation Plan (1)	542,582	$12.06	1,606,922

Equity Compensation Plans Not Approved by Shareholders:
None	—	—	—

Total	542,582		1,606,922

(1)

On January 1 of each year, the number of shares of Class A common stock authorized under the Entercom Equity Compensation Plan (the “Plan”) is automatically increased by 1.5 million, or a lesser number as may be determined by our Board. The amount of shares available for grant automatically increased by 1.5 million on January 1, 2020 to 3.1 million shares.

ENTERCOM EQUITY COMPENSATION PLAN

Overview. In 2014 the Plan was amended and restated again to extend the Plan through February 2, 2024. The purpose of the Plan is to attract and retain our employees, employees of our subsidiaries (including employees who are Named Executive Officers or Directors) and to provide incentives to our non-employee Directors and certain advisors and consultants who perform services for us and our subsidiaries. The Plan provides for grants of: (i) options intended to qualify as incentive stock options (“ISOs”) within the meaning of Section 422 of the Code; (ii) “nonqualified stock options” that are not intended to so qualify (“NQSOs”); (iii) restricted stock / restricted stock units; and (iv) stock appreciation rights (“SARs”).

Shares. As of March 10, 2020, an aggregate of 17.8 million shares of Class A Common Stock were authorized for issuance under the Plan, of which 2.5 million remain available for issuance. The Plan as originally amended and restated in 2005 initially authorized 8.5 million shares, plus an additional 1.5 million shares per year (effective each January 1). For January 1, 2007-08 and 2013-17, our Board of Directors determined that no additional shares would be added to the Plan, while for each of January 1, 2006, 2009-2012 and 2018-2020 the additional 1.5 million shares were added to the Plan. In addition, as a result of the Company’s 2006 Option Exchange Program (pursuant to which options surrendered net of restricted stock issued were not available for reissuance) and the Company’s 2009 Option Exchange Program (pursuant to which all options surrendered were not available for reissuance) the number of shares that can be issued under the Plan was effectively reduced by an aggregate of

5.7 million shares. Finally, in connection with our merger with CBS Radio, CBS equity awards were converted into 2.9 million equity awards under the Plan. Accordingly, the following table shows the shares that have been authorized for issuance under the Plan:

Initial Authorized Amount (as of Feb 2005)	8,500,000
Annual Increases (2006, 2009-2012 & 2018-2020)	12,000,000
2006 Option Exchange Program Decrease	(3,574,376)
2009 Option Exchange Program Decrease	(2,084,518)
Equity Awards issued in connection with CBS Radio Merger	2,941,525

TOTAL	17,782,631

Only shares of Class A Common Stock may be issued under the Plan. The number of shares for which ISOs may be issued under the Plan may not exceed 1.85 million shares, subject to adjustment. If and to the extent grants awarded under the Plan expire or are terminated for any reason without being exercised, the shares of Class A Common Stock subject to such grant will again be available for purposes of the Plan.

Administration of the Plan. The Plan is administered and interpreted by the Compensation Committee (the “Committee”) of the Board of Directors. The Committee shall consist of two or more persons who may be “outside directors” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and related Treasury regulations and “non-employee directors” as defined under Rule 16b-3 under the Exchange Act. Subject to ratification or approval by the Board if the Board retains such right, the Committee has authority to: (i) determine the individuals to whom grants shall be made under the Plan; (ii) determine the type, size and terms of the grants to be made to each such individual; (iii) determine the time when grants will be made and the commencement and duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability; and (iv) deal with any other matters arising under the Plan.

Eligibility for Participation. The following are eligible to be participants in the Plan (“Participants”): (i) all of our employees and employees of our subsidiaries (“Employees”), including Employees who are officers or members of the Board; (ii) members of the Board who are not Employees (“Non-Employee Directors”); and (iii) those consultants and advisors who perform services for us or any of our subsidiaries (“Key Advisors”), but such Key Advisors must be natural persons rendering bona fide services and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The aggregate number of shares of our stock that may be granted to any individual during any calendar year may not exceed 925,000 shares.

Change of Control. Upon a Change of Control, unless the Committee determines otherwise: (i) each Grantee with outstanding Grants shall receive written notice of such Change of Control; (ii) all outstanding Options and SARs shall automatically accelerate and become fully exercisable; and (iii) the restrictions and conditions on all outstanding restricted stock shall immediately lapse. Upon a Change of Control where we are not the surviving corporation (or survive only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Options and SARs that are not exercised shall be assumed by, or replaced with comparable options and rights by, the surviving corporation. A Change of Control is defined as: (i) any person becoming a beneficial owner of securities of us representing more than 50% of all votes required to elect a majority of the Board, provided that a Change of Control shall not be deemed to occur as a result of a change of ownership resulting from the death of a shareholder; (ii) the consummation by us of: (a) a merger or consolidation where our shareholders will not own more than 50% of all votes required to elect a majority of the Board of Directors of the surviving corporation, or (b) the consummation of an agreement providing for the sale or disposition by us of all or substantially all of our assets; (iii) a liquidation or dissolution of us; or (iv) any person completing a tender offer or exchange offer for shares representing more than 50% of all votes required to elect a majority of our Board.

In connection our merger with CBS Radio, our Compensation Committee elected to not accelerate vesting or lapse restrictions of any equity awards outstanding as of, or issued in connection with, the consummation of the transaction.

BOARD OF DIRECTOR

COMMITTEE REPORTS

The following Compensation Committee Report and Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE REPORT

To the Board of Directors:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management of the Company, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A relating to the 2020 Annual Meeting of Shareholders.

The Compensation Committee is currently comprised of David J. Berkman, Chairman, Mark R. LaNeve and David Levy, each an independent Director.

COMPENSATION COMMITTEE
David J. Berkman, Chairman
Mark R. LaNeve
David Levy

March 15, 2020

AUDIT COMMITTEE REPORT

To the Board of Directors:

The Audit Committee has reviewed and discussed with management our audited financial statements as of and for the year ended December 31, 2019.

The Audit Committee has discussed with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (for the year ended December 31, 2019), the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the Securities Exchange Commission.

The Audit Committee is currently comprised of Joel Hollander, Chairman, David J. Berkman and Sean R. Creamer, each an independent Director.

AUDIT COMMITTEE
Joel Hollander, Chairman
David J. Berkman
Sean R. Creamer

February 20, 2020

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of March 10, 2020, regarding the beneficial ownership of our common stock by: (i) each person known by us to beneficially own more than 5% percent of any class of our common stock; (ii) each of our Directors and Named Executive Officers; and (iii) all of our Directors and Named Executive Officers as a group. Each shareholder possesses sole voting and investment power with respect to the shares listed, unless otherwise noted. Shares of common stock subject to options currently exercisable or that are exercisable within sixty days are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options but are not deemed outstanding for calculating the percentage of any other person.

Name of Beneficial Owner	Common Stock
	Class A (1)		Class B (2)		Percentages
	Number of Shares Beneficially Owned (3)	Percent of Class	Number of Shares Beneficially Owned (3)	Percent of Class	Total Economic Interest (3)	Total Voting Power (3)
Joseph M. Field (4)	13,691,235	10.2%	2,295,949	56.8%	11.6%	21.4%
David J. Field (5)	2,548,016	1.9%	1,749,250	43.2%	3.1%	11.7%
David J. Berkman	98,483	*	—	—	*	*
Sean R. Creamer	39,711	*	—	—	*	*
Joel Hollander	70,307	*	—	—	*	*
Louise C. Kramer	576,501	*	—	—	*	*
Mark R. LaNeve	68,854	*	—	—	*	*
David Levy	61,596	*	—	—	*	*
Susan K. Neely	34,223	*	—	—	*	*
Stefan M. Selig	39,711	*	—	—	*	*
Richard J. Schmaeling	317,084	*	—	—	*	*
Robert Philips	108,350	*	—	—	*	*
Andrew P. Sutor, IV	242,551	*	—	—	*	*
All Directors and Executive Officers as a group	17,896,622	13.3%	4,045,199	100%	15.9%	34.1%

JPMorgan Chase & Co (6)	13,073,873	9.8%	—	—	9.5%	7.6%
The Vanguard Group (7)	10,897,720	8.1%	—	—	7.9%	6.4%
BlackRock, Inc. (8)	8,979,945	6.7%	—	—	6.5%	5.3%
LSV Asset Management (9)	7,636,931	5.7%	—	—	5.5%	4.5%

*	Less than one percent.
(1)

For the purpose of calculating the percentage of Class A Common Stock held by each shareholder, the total number of shares of Class A Common Stock outstanding does not include the shares of Class A Common Stock issuable upon conversion of the outstanding shares of Class B Common Stock. The number of shares of Class A Common Stock includes all outstanding restricted stock and shares that may be acquired within sixty days through the exercise of options.

(2)

The Class A Common Stock and the Class B Common Stock vote together as a single class on all matters submitted to a vote of shareholders. Each share of Class A Common Stock is entitled to one vote. Each share of Class B Common Stock is entitled to ten votes, except: (a) any share not voted by either Joseph M. Field or David J. Field is entitled to one vote; (b) the holders of Class A Common Stock, voting as a separate class, are entitled to elect two Directors; (c) each share of Class B Common Stock is entitled to one vote with respect to any “going private” transactions under the Exchange Act; and (d) as required by law. The shares of Class B Common Stock are convertible in whole or in part, at the option of the holder, subject to certain conditions, into the same number of shares of Class A Common Stock.

(3)

With respect to Class A Common Stock: (i) the number of shares beneficially owned and the percentage of economic ownership are based on 134,060,701 shares (which includes 3,486,567 shares that are either unvested restricted stock or vested but deferred shares of restricted stock); and (ii) the percentage of voting power is based on 130,574,134 shares of Class A Common Stock (which excludes 3,486,567 shares that are either unvested restricted stock or vested but deferred shares of restricted stock, neither of which have the right to vote). With respect to Class B Common Stock, the number of shares beneficially owned, the percentage of economic ownership and the percentage of voting ownership are based on 4,045,199 shares of Class B Common Stock outstanding. The number of shares of Class A Common Stock listed for each individual includes all outstanding restricted stock and shares that may be acquired within sixty days of March 10, 2020 through the exercise of options.

(4)

With respect to Class A Common Stock, amounts listed for Joseph M. Field include the following: (i) 8,796,497 shares of Class A common stock with respect to which Mr. Field holds as trustee, in trust for the benefit of himself; (ii) 3,295,949 shares of Class A common stock which Mr. Field holds as trustee of three grantor retained annuity trusts for the benefit of his daughter; (iii) 1,000,000 shares of Class A common stock which Mr. Field holds as trustee of one grantor retained annuity trust for the benefit of his son; (iv) 330,000 shares of Class A common stock beneficially owned by Mr. Field’s spouse; (v) 22,211 shares of Class A common stock with respect to which Mr. Field is the record holder; and (vi) 21,578 shares of Class A common stock held of record by Mr. Field as trustee of a trust for the benefit of his sister-in-law. In addition, Mr. Field is deemed to beneficially own (a) 175,000 shares of Class A common stock deemed beneficially owned by Mr. Field as a director and officer of the Joseph and Marie Field Foundation; and (b) 50,000 shares of Class A common stock deemed beneficially owned by Mr. Field as a director and officer of the Joseph and Marie Field Family Environmental Foundation. Mr. Field disclaims beneficial ownership of all shares of Class A Common Stock owned by these foundations. With respect to Class B Common Stock, amounts listed for Joseph M. Field include 2,295,949 shares of Class B common stock held of record by Mr. Field as trustee of three grantor retained annuity trusts for the benefit of his son. The address of this shareholder is 2400 Market Street, 4th Floor, Philadelphia, Pennsylvania 19103.

(5)

With respect to Class A Common Stock, amounts listed for David J. Field include the following: (i) 1,088,282 shares of Class A common stock with respect to which Mr. Field is the record holder; (ii) 438,876 shares of Class A Common Stock held of record by Mr. Field as co-trustee of a trust for the benefit of himself; (iii) 597,572 shares of Class A Common Stock held of record by Mr. Field as co-trustee of a trust for the benefit of his children; and (iii) 423,286 shares of Class A Common Stock held of record by Mr. Field as co-trustee of a trust for the benefit of his sister’s children. The address of this shareholder is 2400 Market Street, 4th Floor, Philadelphia, Pennsylvania 19103.

(6)	The address of this shareholder is 383 Madison Avenue, New York, NY 10179
(7)	The address of this shareholder is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(8)	The address of this shareholder is 55 East 52nd Street, New York, New York 10055.
(9)	The address of this shareholder is 155 N. Wacker Drive, Suite 4600, Chicago, IL 60606.

OTHER INFORMATION

SHAREHOLDER PROPOSALS FOR 2021 ANNUAL MEETING

Shareholder Director Nominations and Proposals. Our Bylaws require that for Director nominations or proposals to be properly brought before an annual meeting by a shareholder, the shareholder must have given notice no earlier than 120 and no later than ninety days prior to the first anniversary date of the immediately preceding annual meeting of shareholders, unless the meeting is more than thirty days before or more than sixty days after such anniversary date. Accordingly, unless the 2021 Annual Meeting is held more than thirty days before or more than sixty days after the first anniversary of this year’s annual meeting, notice of shareholder Director nominations or proposals for the 2021 Annual Meeting must be received no earlier than January 5, 2021 and no later than February 4, 2021. Any such shareholder notification must comply with the requirements set forth in our Bylaws and must be submitted in writing to the Corporate Secretary, Entercom Communications Corp., 2400 Market Street, 4th Floor, Philadelphia, Pennsylvania 19103.

Inclusion in Proxy Statement. In order for a shareholder proposal to be considered for inclusion in our proxy statement, such shareholder proposals must satisfy the requirements of Rule 14a-8 of the Exchange Act. In accordance with Rule 14a-8, any such shareholder proposal must be received at our executive office (Entercom Communications Corp., 2400 Market Street, 4th Floor, Philadelphia, Pennsylvania 19103) not less than 120 calendar days before the date of our proxy statement released to shareholders in connection with the previous year’s annual meeting. Accordingly, the deadline for notification of shareholder proposals for inclusion in our proxy statement for the 2021 Annual Meeting is November 23, 2020.

OTHER PROPOSALS

We do not know of any other matters to be presented at the annual meeting other than those discussed in this proxy statement. If however, other matters are properly brought before the annual meeting, your proxies will be able to vote those matters at their discretion.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and Directors, and persons who own more than ten percent of a registered class of our equity securities (“Reporting Persons”), to file reports of beneficial ownership (Forms 3, 4 and 5) of our equity securities with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on our review of Forms 3, 4 and 5 and amendments thereto furnished to us, we believe the Reporting Persons of Entercom were in compliance with these requirements for 2019 other than with respect to three transactions as follows: (i) on February 1, 2019, Joseph Field paid cash to exercises options to purchase 3,000 shares of Class A Common stock (Mr. Field’s Form 4 was filed on six business days late February 13, 2019); (ii) on February 6, 2019, David Field paid cash to exercises options to purchase 140,000 shares of Class A Common stock (Mr. Field’s Form 4 was filed 3 business days late on February 13, 2019); and (iii) Robert Philips had 1,069 shares withheld to pay tax upon an RSU vesting on February 23, 2019 (Mr. Philips’s Form 4 was filed one business day late on February 27, 2019).

CORPORATE GOVERNANCE

We have an ongoing commitment to good governance and business practices. In furtherance of this commitment, we regularly monitor developments in the area of corporate governance and review our processes and procedures in light of such developments. We comply with the rules and regulations promulgated by the Securities and Exchange Commission and the New York Stock Exchange, and implement other corporate governance practices that we believe are in the best interest of us and our shareholders.

•

Code of Business Conduct and Ethics. We have adopted a Code of Business Conduct and Ethics that applies to each of our employees including our Principal Executive Officer and senior members of our finance department. Our Code of Business Conduct and Ethics is posted on the “Investors” sub-page of our website located at www.entercom.com/investors (Select “Corporate Governance”).

•

Board Committee Charters. Each of our Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee has a committee charter as required by the rules of the New York Stock Exchange. These committee charters are posted on the “Investors” sub-page of our website located at www.entercom.com/investors (Select “Corporate Governance”).

•

Corporate Governance Guidelines. Our Board of Directors has established certain Corporate Governance Guidelines as required by the rules of the New York Stock Exchange. These guidelines are posted on the “Investors” sub-page of our website located at www.entercom.com/investors (Select “Corporate Governance”).

•

Policies and Procedures for Complaints Regarding Accounting, Internal Accounting Controls, Fraud or Auditing Matters. We have established certain policies and procedures through which employees may report concerns regarding accounting, internal accounting controls, fraud or auditing matters. A copy of our policy is posted on the “Investors” sub-page of our website located at www.entercom.com/investors (Select “Corporate Governance”).

ANNUAL REPORT

We are making available a copy of our 2019 Annual Report together with this proxy statement to shareholders of record on the annual meeting record date.

HOUSEHOLDING

Brokers, banks and other nominees may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s Proxy Statement or Annual Report may have been sent to multiple stockholders in your household. Any shareholder who desires a separate copy, without charge, of either document may address a request to the Corporate Secretary, Entercom Communications Corp., 2400 Market Street, 4th Floor, Philadelphia, Pennsylvania 19103.

By Order of the Board of Directors,

Andrew P. Sutor, IV
Secretary

Philadelphia, Pennsylvania

March 25, 2020

PROXY	PROXY

ENTERCOM COMMUNICATIONS CORP.

PROXY FOR CLASS A COMMON STOCK

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR

THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON

TUESDAY, MAY 5, 2020 AT 8:30 AM

The undersigned holder of Class A Common Stock, par value $0.01, of Entercom Communications Corp. (the “Company”) hereby appoints Richard J. Schmaeling and Andrew P. Sutor, IV, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this proxy all Class A Common Stock of the Company that the undersigned shareholder would be entitled to vote if personally present at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, May 5, 2020 at 8:30 a.m. local time, at Hotel Sofitel Philadelphia, 120 S. 17th Street, Philadelphia, PA 19103, and at any adjournments or postponements of the Annual Meeting. The undersigned shareholder hereby revokes any proxy or proxies heretofore executed for such matters.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING SHAREHOLDERS OF

ENTERCOM COMMUNICATIONS CORP.

May 5, 2020

CLASS A COMMON STOCK

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON

MAY 5, 2020. THE PROXY STATEMENT AND ANNUAL REPORT ARE

AVAILABLE AT www.entercom.com/investors.

SELECT “PROXY MATERIAL.”

Please sign, date and mail

your proxy card in the

envelope provided as soon as possible.

THE BOARD OF DIRECTORS RECOMMENDS A “FOR” VOTE WITH RESPECT TO PROPOSALS 1, 2 AND 3.

1. Election of three Directors in Board Class III, each with a three year term expiring at the 2023 Annual Meeting or until each such Director’s successor is duly elected and qualified.

[ ] FOR NOMINEE	[ ] WITHHOLD

Director:	[ ] David J. Field	[ ] Joseph M. Field	[ ] David J. Berkman

2.	Approval of the following advisory resolution regarding the Company’s Executive Compensation:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

3.	To ratify the Selection of the Company’s independent registered public accounting firm for the year ending December 31, 2020.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

4.	To transact such other business as may properly come before the Annual Meeting and/or any adjournments thereof.

The undersigned acknowledges access to the Notice of Annual Meeting of Shareholders and Proxy Statement in which Proposals 1 - 3 are fully explained.

This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned shareholder. If you provide a proxy without indicating how you wish to vote, all of your shares will be voted at the discretion of your proxies on any matter that may be properly brought before the Annual Meeting, except to the extent such discretionary voting is not permitted by any applicable rules or regulations. The undersigned shareholder may revoke this proxy at any time before it is voted by delivering to the Corporate Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

Signature of Shareholder	Date	Signature of Shareholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

[ ]

PROXY	PROXY

ENTERCOM COMMUNICATIONS CORP.

PROXY FOR CLASS B COMMON STOCK

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR

THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON

TUESDAY, MAY 5, 2020 AT 8:30 AM

The undersigned holder of Class B Common Stock, par value $0.01, of Entercom Communications Corp. (the “Company”) hereby appoints David J. Field, Joseph M. Field and Andrew P. Sutor, IV, or any of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this proxy all Class B Common Stock of the Company that the undersigned shareholder would be entitled to vote if personally present at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, May 5, 2020 at 8:30 a.m. local time, at Hotel Sofitel Philadelphia, 120 S. 17th Street, Philadelphia, PA 19103, and at any adjournments or postponements of the Annual Meeting. The undersigned shareholder hereby revokes any proxy or proxies heretofore executed for such matters.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING SHAREHOLDERS OF

ENTERCOM COMMUNICATIONS CORP.

May 5, 2020

CLASS B COMMON STOCK

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON

MAY 5, 2020. THE PROXY STATEMENT AND ANNUAL REPORT ARE

AVAILABLE AT www.entercom.com/investors.

SELECT “PROXY MATERIAL.”

Please sign, date and mail

your proxy card in the

envelope provided as soon as possible.

THE BOARD OF DIRECTORS RECOMMENDS A “FOR” VOTE WITH RESPECT TO PROPOSALS 1, 2 AND 3.

1. Election of three Directors in Board Class III, each with a three year term expiring at the 2023 Annual Meeting or until each such Director’s successor is duly elected and qualified.

[ ] FOR NOMINEE	[ ] WITHHOLD

Director:	[ ] David J. Field	[ ] Joseph M. Field	[ ] David J. Berkman

2.	Approval of the following advisory resolution regarding the Company’s Executive Compensation:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

3.	To ratify the Selection of the Company’s independent registered public accounting firm for the year ending December 31, 2020.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

4.	To transact such other business as may properly come before the Annual Meeting and/or any adjournments thereof.

The undersigned acknowledges access to the Notice of Annual Meeting of Shareholders and Proxy Statement in which Proposals 1 - 3 are fully explained.

This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned shareholder. If you provide a proxy without indicating how you wish to vote, all of your shares will be voted at the discretion of your proxies on any matter that may be properly brought before the Annual Meeting, except to the extent such discretionary voting is not permitted by any applicable rules or regulations. The undersigned shareholder may revoke this proxy at any time before it is voted by delivering to the Corporate Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

Signature of Shareholder	Date	Signature of Shareholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

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